Exhibit 99.2

Consolidated Financial Statements Life Technologies Corporation Years Ended December 31, 2013 and 2012 With Report of Independent Auditors

Life Technologies Corporation

Consolidated Financial Statements

Years Ended December 31, 2013 and 2012

Contents

Life Technologies Corporation

Report of Independent Auditors

The Shareholder of Life Technologies Corporation
Thermo Fisher Scientific Inc.

We have audited the accompanying consolidated financial statements of Life Technologies Corporation, which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Life Technologies Corporation at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
San Diego, CA
April 15, 2014

Life Technologies Corporation

Consolidated Balance Sheets
(In Thousands)

	December 31
	2013	2012

Assets
Current assets:
Cash and cash equivalents	$629,788	$255,547
Short-term investments	20,850	5,726
Restricted cash	13,703	15,096
Trade accounts receivable, net of allowance for doubtful accounts of
$15,571 and $14,336, respectively	651,930	697,228
Inventories, net	420,434	403,488
Deferred income tax assets	134,384	105,422
Prepaid expenses and other current assets	174,343	142,732
Total current assets	2,045,432	1,625,239
Long-term investments	30,492	26,677
Property and equipment, net	778,089	844,692
Goodwill	4,500,033	4,503,392
Intangible assets, net	1,251,969	1,525,823
Deferred income tax assets	24,653	23,008
Other assets	100,491	89,234
Total assets	$8,731,159	$8,638,065

Liabilities and equity
Current liabilities:
Current portion of long-term debt	$4,156	$253,214
Short-term borrowings	–	100,000
Accounts payable	170,840	186,569
Deferred compensation and related benefits	306,835	194,489
Deferred revenues and reserves	119,865	114,558
Accrued expenses and other current liabilities	305,019	314,642
Accrued income taxes	45,291	28,879
Total current liabilities	952,006	1,192,351
Long-term debt	2,066,822	2,060,855
Pension liabilities	143,366	209,607
Deferred income tax liabilities	245,456	287,423
Income taxes payable	47,344	106,419
Other long-term obligations	133,314	127,947
Total liabilities	3,588,308	3,984,602

Commitments and contingencies

Stockholders’ equity:
Preferred stock; $0.01 par value, 6,405,884 shares authorized; no shares issued or outstanding	–	–
Common stock; $0.01 par value, 400,000,000 shares authorized; 223,235,612
and 218,741,855 shares issued, respectively	2,232	2,187
Additional paid-in capital	5,929,220	5,731,568
Accumulated other comprehensive income	39,620	59,070
Retained earnings	1,812,796	1,341,846
Less cost of treasury stock; 50,238,421 shares and 47,503,208 shares, respectively	(2,641,230)	(2,481,990)
Total stockholders’ equity	5,142,638	4,652,681
Noncontrolling interest	213	782
Total equity	5,142,851	4,653,463
Total liabilities and equity	$8,731,159	$8,638,065

See accompanying notes for additional information.

Life Technologies Corporation

Consolidated Statements of Operations
(In Thousands)

	Year Ended December 31
	2013	2012

Revenues	$3,872,012	$3,798,510
Cost of revenues	1,344,684	1,372,277
Purchased intangibles amortization	280,671	291,756
Gross profit	2,246,657	2,134,477

Operating expenses:
Selling, general, and administrative	1,147,763	1,054,616
Research and development	352,810	341,892
Business consolidation costs	106,677	72,732
Total operating expenses	1,607,250	1,469,240
Operating income	639,407	665,237

Other income (expense):
Interest income	2,145	2,401
Interest expense	(110,978)	(123,915)
Other expense, net	(11,800)	(11,898)
Total other expense, net	(120,633)	(133,412)

Income before provision for income taxes	518,774	531,825
Income tax provision	(48,405)	(101,376)

Net income	470,369	430,449
Net loss attributable to noncontrolling interests	581	406
Net income attributable to Life Technologies	$470,950	$430,855

See accompanying notes for additional information.

Life Technologies Corporation

Consolidated Statements of Comprehensive Income
(In Thousands)

	Year Ended December 31
	2013	2012

Net income	$470,369	$430,449
Other comprehensive income (loss), net of tax:
Pension plans:
Actuarial gain (loss)	33,023	(26,413)
Prior service cost	3,308	3,031
Amortization or settlement recognition of net loss	4,084	4,040
Amortization of prior service credit	(12,943)	(1,154)
Total pension plans	27,472	(20,496)

Realized (gain) loss on cash flow hedges, reclassed into earnings	(366)	(366)
Translation adjustments	(46,544)	15,280
Other comprehensive loss, net of tax	(19,438)	(5,582)
Comprehensive income, net of tax	450,931	424,867

Comprehensive (income) loss attributable to noncontrolling interest:
Translation adjustments attributable to noncontrolling interest	(12)	(4)
Net loss attributable to noncontrolling interest	581	406
Less: comprehensive loss attributable to noncontrolling
interest	569	402
Comprehensive income attributable to Life Technologies
stockholders	$451,500	$425,269

See accompanying notes for additional information.

Life Technologies Corporation

Consolidated Statements of Stockholders’ Equity
(In Thousands)

			Additional	Accumulated				Total
	Common Stock		Paid-In	Comprehensive	Retained	Treasury Stock		Stockholders’	Noncontrolling	Total
	Share	Amount	Capital	Income	Earnings	Shares	Amount	Equity	Interests	Equity

Balance at December 31, 2011	211,653	$2,117	$5,441,061	$64,656	$910,991	(33,101)	$(1,819,599)	$4,599,226	$–	$4,599,226
Net income (loss)	–	–	–	–	430,855	–	–	430,855	(406)	430,449
Other comprehensive
(loss) income	–	–	–	(5,586)	–	–	–	(5,586)	4	(5,582)
Common stock issuances for
business combination	2,746	27	107,526	–	–	–	–	107,553	–	107,553
Contribution from
noncontrolling interest	–	–	–	–	–	–	–	–	1,184	1,184
Common stock issuances under
employee stock plans	2,791	27	82,492	–	–	–	(11)	82,508	–	82,508
Tax benefit of employee stock
plans	–	–	13,921	–	–	–	–	13,921	–	13,921
Common stock issuances for
convertible debt	–	–	(327)	–	–	–	–	(327)	–	(327)
Purchase of treasury shares	–	–	–	–	–	(13,837)	(634,996)	(634,996)	–	(634,996)
Issuance of restricted shares,
net of shares repurchased
for minimum tax liability	1,551	16	(16)	–	–	(565)	(27,378)	(27,378)	–	(27,378)
Issuance of deferred stock	1	–	2,438	–	–	–	(6)	2,432	–	2,432
Amortization of stock-based
compensation	–	–	84,473	–	–	–	–	84,473	–	84,473
Balance at December 31, 2012	218,742	2,187	5,731,568	59,070	1,341,846	(47,503)	(2,481,990)	4,652,681	782	4,653,463
Net income (loss)	–	–	–	–	470,950	–	–	470,950	(581)	470,369
Other comprehensive (loss)
income	–	–	–	(19,450)	–	–	–	(19,450)	12	(19,438)
Common stock issuances under
employee stock plans	2,459	25	93,454	–	–	(57)	(4,125)	89,354	–	89,354
Tax benefit of employee stock
plans	–	–	23,030	–	–	–	–	23,030	–	23,030
Purchase of treasury shares	–	–	–	–	–	(1,962)	(104,888)	(104,888)	–	(104,888)
Issuance of restricted shares,
net of shares repurchased for
minimum tax liability	1,927	19	(19)	–	–	(707)	(44,792)	(44,792)	–	(44,792)
Issuance of deferred stock	108	1	8,565	–	–	(9)	(5,435)	3,131	–	3,131
Amortization of stock-based
compensation	–	–	72,622	–	–	–	–	72,622	–	72,622
Balance at December 31, 2013	223,236	$2,232	$5,929,220	$39,620	$1,812,796	(50,238)	$(2,641,230)	$5,142,638	$213	$5,142,851

See accompanying notes for additional information.

Life Technologies Corporation

Consolidated Statements of Cash Flows
(In Thousands)

	December 31
	2013	2012

Operating activities
Net income	$470,369	$430,449
Adjustments to reconcile net income to net cash provided by operating activities, including effects of businesses acquired and divested:
Depreciation	124,515	126,005
Amortization of intangible assets	295,169	302,888
Amortization of deferred debt issuance costs, debt discount, and other noncash interest	4,145	13,212
Share-based compensation expense	72,622	84,473
Incremental tax benefits from stock options exercised and restricted stock distributions	(24,275)	(15,903)
Deferred income taxes	(138,636)	(184,079)
Loss on disposal of assets	34,856	8,280
Other noncash adjustments	(21,503)	9,301
Changes in operating assets and liabilities:
Trade accounts receivable	49,016	(61,609)
Inventories	(31,892)	(21,891)
Prepaid expenses and other current assets	(47,640)	22,199
Other assets	(8,397)	(612)
Accounts payable	(11,722)	5,857
Accrued expenses and other liabilities	142,509	(4,127)
Income taxes	42,779	33,685
Currency impact on intercompany settlements	(13,879)	29,864
Net cash provided by operating activities	938,036	777,992

Investing activities
Purchases of investments	(24,111)	(10,226)
Proceeds from sale of investments	1,000	25,513
Net cash paid for business combinations	(54,009)	(148,997)
Net cash paid for asset purchases	(9,852)	(19,377)
Net cash paid for divestiture of equity investment	–	(10,136)
Purchases of property and equipment	(108,667)	(116,736)
Proceeds from sale of assets	36,729	486
Net cash used in investing activities	(158,910)	(279,473)

Financing activities
Principal payments on long-term obligations	(250,000)	(450,000)
Principal payments on short-term obligations	(759,000)	(813,015)
Proceeds from short-term obligations	659,000	913,015
Cash paid for business combination milestones	(8,400)	(167,182)
Cash contribution from noncontrolling interest shareholders	–	1,184
Issuance cost payments on long-term obligations	–	(2,491)
Incremental tax benefits from stock options exercised	24,275	15,903
Proceeds from sale of common stock	91,185	84,596
Capital lease payments	(3,795)	(2,033)
Purchase of treasury stock	(154,009)	(662,391)
Net cash used in financing activities	(400,744)	(1,082,414)
Effect of exchange rate changes on cash	(4,141)	680

Net increase (decrease) in cash and cash equivalents	374,241	(583,215)
Cash and cash equivalents, beginning of year	255,547	838,762
Cash and cash equivalents, end of year	$629,788	$255,547

See accompanying notes for additional information.

Life Technologies Corporation

Notes to Consolidated Financial Statements

December 31, 2013

1.      Business Activity, Summary of Significant Accounting Policies, and Significant Accounts

Acquisition

Business Activity

We are a global life sciences company dedicated to helping our customers make scientific discoveries and applying those discoveries to ultimately improve the quality of life. Our systems, reagents, and services enable scientific researchers to accelerate scientific exploration, driving life-enhancing discoveries and developments. Life Technologies’ customers do their work across the biological spectrum, advancing genomic medicine, regenerative science, molecular diagnostics, agricultural and environmental research, and forensics.

Our systems and reagents enable, simplify, and accelerate a broad spectrum of biological research of genes, proteins, and cells within academic and life science research and commercial applications. Our scientific expertise assists in making biodiscovery research techniques more effective and efficient for pharmaceutical, biotechnology, agricultural, clinical, government, and academic scientific professionals with backgrounds in a wide range of scientific disciplines.

Principles of Consolidation

The consolidated financial statements include the accounts of Life Technologies Corporation and its majority owned or controlled subsidiaries, collectively referred to as Life Technologies (the Company). All significant intercompany accounts and transactions have been eliminated in consolidation. When there is a portion of equity in an acquired subsidiary not attributable, directly or indirectly, to the parent, the Company records the fair value of the noncontrolling interests at the acquisition date and classifies the amounts attributable to noncontrolling interests separately in equity in the Company’s consolidated financial statements. Any subsequent changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary are accounted for as equity transactions. For details on the noncontrolling interests, refer to the consolidated statements of comprehensive income and stockholders’ equity.

For purposes of these notes to consolidated financial statements, gross profit is defined as revenues less cost of revenues and purchased intangibles amortization, and gross margin is defined as gross profit divided by revenues. Operating income is defined as gross profit less operating expenses, and operating margin is defined as operating income divided by revenues.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

1.      Business Activity, Summary of Significant Accounting Policies, and Significant Accounts (continued)

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Business Combinations

The Company has completed acquisitions that were not considered individually or collectively material to the overall consolidated financial statements and the results of the Company’s operations. These acquisitions have been included in the consolidated financial statements from the respective dates of the acquisitions. The Company recognizes the assets acquired, liabilities assumed, and any noncontrolling interest at fair value at the date of acquisition. Certain acquisitions contain contingent consideration arrangements that require the Company to assess the acquisition date fair value of the contingent consideration liabilities, which is recorded as part of the purchase consideration of the acquisition. The Company continuously assesses and adjusts the fair value of the contingent consideration liabilities, if necessary, until the settlement or expiration of the contingency occurs. For additional details on the carrying value and potential future obligations under these arrangements, refer to Note 5 “Commitments and Contingencies.”

The Company incurs various costs related to business combination and integration activities for those completed or pending acquisitions. Costs include restructuring, transaction fees, integrating entities, and aligning operations through business transformation activities and costs associated with divesting entities. The Company recorded such expenses of $106.7 million and $72.7 million in 2013 and 2012, respectively, during the periods the expenses were incurred. Costs related to these activities are recorded as business consolidation costs in the consolidated statement of operations.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

1.      Business Activity, Summary of Significant Accounting Policies, and Significant Accounts (continued)

Concentrations of Risks

Approximately $657.3 million and $692.8 million, or 17% and 18% of the Company’s revenues during the years ended December 31, 2013 and 2012, respectively, are derived from federal, university, and/or research institutions whose resources may be funded by the United States government either entirely, partially, or have minimal to no funding at all. If there was to be a significant change in current research funding, there could be an adverse impact on the Company’s future revenues and results of operations; however, the Company believes that such adverse impact shall be less than significant at each customer or customer group level or in aggregate.

Recent Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2013-02, Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income, updating Accounting Standards Codification (ASC) Topic 220, Comprehensive Income. Under the amended ASC Topic 220, an entity is required to present, either on the face of the statement where net income is presented or in the notes to the financial statements, significant amounts reclassified out of accumulated other comprehensive income (AOCI) by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional details of those amounts. The guidance does not impact the components of other comprehensive income (OCI) or when an item of other comprehensive income must be reclassified to net income. The adoption of the guidance in the fiscal year 2013 did not have an impact on the Company’s consolidated financial statements and is not expected to have an impact on the Company’s future operating results.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

1. Business Activity, Summary of Significant Accounting Policies, and Significant Accounts (continued)

Revenue Recognition

We derive our revenue from the sale of our products, services, and technology. We recognize revenue from product sales upon transfer of title of the product or performance of services. Transfer of title generally occurs upon shipment to the customer. We generally ship to our customers FOB shipping point. Concurrently, we record provisions for warranty, returns, and installation based on historical experience and anticipated product performance. Revenue is not recognized at the time of shipment of products in situations where risks and rewards of ownership are transferred to the customer at a point other than upon shipment to the customer due to the shipping terms, the existence of an acceptance clause, the achievement of milestones, or certain return or cancellation privileges. Revenue is recognized according to the shipping terms, at the time of customer acceptance, the lapse of acceptance provisions or cancellation privileges, or achievement of milestones. Service revenue is recognized over the period services are performed. If our shipping policies or sales terms were to change, materially different reported results could occur. In cases where customers order and pay for products and request that we store a portion of their order for them at our cost, we record any material up-front payments as deferred revenue in current or long-term liabilities, depending on the length of the customer prepayment, in the consolidated balance sheets and recognize revenue upon shipment of the product to the customer. For instruments where installation is determined to be a separate earnings process, the portion of the sales price allocable to the fair value of the installation is deferred and recognized when installation is complete. We determine the fair value of the installation process based on technician labor billing rates, the expected number of hours to install the instrument based on historical experience, and amounts charged by third parties. We continually monitor the level of effort required for the installation of our instruments to ensure that appropriate fair values have been determined. Deferred revenue, which includes customer prepayments and unearned service revenue, totaled $155.4 million at December 31, 2013.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

1. Business Activity, Summary of Significant Accounting Policies, and Significant Accounts (continued)

We also enter into arrangements whereby revenues are derived from multiple deliverables. In these arrangements, the Company records revenue as separate elements if the delivered items have value to the customer on a stand-alone basis, and if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered items is considered probable and substantially in the seller’s control. Arrangement consideration is allocated at the inception of the arrangement to all deliverables using the relative selling price method that is based on a three-tier hierarchy. The relative selling price method requires that the estimated selling price for each deliverable should be based on vendor-specific objective evidence (VSOE) of fair value, which represents the price charged for a deliverable when it is sold separately or for a deliverable not yet being sold separately, the price established by management having the relevant authority. When VSOE of fair value is not available, third-party evidence (TPE) of fair value is acceptable, or a best estimate of selling price if VSOE and TPE are not available. A best estimate of selling price should be consistent with the objective of determining the price at which we would transact if the deliverable were sold regularly on a stand-alone basis and also take into account market conditions and company-specific factors. The relative selling price method allocates any discount in the arrangement proportionally to each deliverable on the basis of each deliverable’s estimated selling price. Applicable revenue recognition criteria are also considered separately for separate units of accounting. Revenues from multiple-element arrangements involving license fees, up-front payments, and milestone payments, which are received and/or billable in connection with other rights and services that represent our continuing obligations, are deferred until all applicable revenue recognition criteria are met for each separable element. Contract interpretation is normally required to determine the appropriate accounting, including whether the deliverables specified in a multiple-element arrangement should be treated as separate units of accounting for revenue recognition purposes and, if so, how the price should be allocated among the multiple elements, when to begin to recognize revenue for each element, and the period over which revenue should be recognized.

We recognize royalty revenue, including up-front licensing fees, when the amounts are earned and determinable during the applicable period based on historical activity and make revisions for actual royalties received in the following quarter. Materially different reported results would be likely if any of the estimated royalty revenue were significantly different from actual royalties received; however, historically, these revisions have not been material to our consolidated financial statements. For those arrangements where royalties cannot be reasonably estimated, we recognize revenue on the receipt of cash or royalty statements from our licensees. Since we are not able to forecast product sales by licensees, royalty payments that are based on product sales by the licensees are not determinable until the licensee has completed their computation of the royalties due and/or remitted their cash payment to us. In addition, we recognize up-front nonrefundable license fees when due under contractual agreement, unless we have specific continuing performance obligations requiring deferral of all or a portion of these fees. If it cannot be concluded that a licensee fee is fixed or determinable at the outset of an arrangement, revenue is recognized as payments from third parties become due. Should information on licensee product sales become available so as to enable us to recognize royalty revenue on an accrual basis, materially different revenues and results of operations could occur. Royalty revenue totaled $127.9 million and $110.5 million for the years ended December 31, 2013 and 2012, respectively.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

1. Business Activity, Summary of Significant Accounting Policies, and Significant Accounts (continued)

Revenue recorded under proportional performance for projects in process is designed to approximate the amount of revenue earned based on the percentage of performance completed within the scope of the contractual arrangement. The Company undertakes a review of these arrangements to determine the percentage of the work that has completed and the appropriate amount of revenue to recognize.

Shipping and handling costs are included in costs of sales. Shipping and handling costs charged to customers are recorded as revenue in the period the related product sales revenue is recognized.

Restricted Cash and Related Liabilities

The Company had restricted cash of $13.7 million and $15.1 million at December 31, 2013 and 2012, respectively, which was held in rabbi trusts to supplement the payment of certain nonqualified pension plan liabilities. The funds are invested primarily in money market accounts. At December 31, 2013 and 2012, the Company had $19.3 million and $20.6 million, respectively, for certain nonqualified pension plan liabilities recognized in current liabilities and pension liabilities in the consolidated balance sheets. Rabbi trusts remain in place for the term of the non-qualified pension plan benefits payable or until the fund is depleted. The rabbi trust assets are subject to the claims of the Company’s creditors in the event of the Company’s insolvency. No further contributions are required to be made to the rabbi trusts as of December 31, 2013.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

1. Business Activity, Summary of Significant Accounting Policies, and Significant Accounts (continued)

Accounts Receivable

The Company provides reserves against trade receivables for estimated losses that may result from a customers’ inability to pay. The amount is determined by analyzing known uncollectible accounts, aged receivables, economic conditions in the customers’ country or industry, historical losses and customer creditworthiness. Bad debt expense is recorded as necessary to maintain an appropriate level of allowance for doubtful accounts in selling, general, and administrative expense. Additionally, our policy is to fully reserve for all accounts with aged balances greater than one year, with certain exceptions determined necessary by management. Amounts determined to be uncollectible are charged or written off against the reserve. The allowances for doubtful accounts were $15.6 million and $14.3 million at December 31, 2013 and 2012, respectively.

Inventories

Inventories are generally stated at lower of cost (first-in, first-out method) or market. Cost is determined principally on the standard cost method for manufactured goods that approximates cost on the first-in, first-out method. The Company reviews the components of its inventory on a regular basis for excess, obsolete, and impaired inventory and makes appropriate dispositions as obsolete inventory is identified. Reserves for excess, obsolete, and impaired inventory were $101.8 million and $89.0 million at December 31, 2013 and 2012, respectively. Inventories include material, labor, and overhead costs in addition to purchase accounting adjustments to write up acquired inventory to estimated selling prices less costs to complete, costs of disposal, and a reasonable profit allowance.

Inventories consist of the following at December 31:

	2013	2012
	(In Thousands)

Raw materials and components	$98,238	$101,370
Work in process (materials, labor and overhead)	61,446	96,725
Finished goods (materials, labor and overhead)	260,750	204,639
Adjustments to write up acquired finished goods to fair value	–	754
Total inventories, net	$420,434	$403,488

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

1. Business Activity, Summary of Significant Accounting Policies, and Significant Accounts (continued)

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following at December 31:

	2013	2012
	(In Thousands)

Foreign currency derivative assets	$7,720	$1,597
Prepaid expenses	84,093	99,039
Other current assets	82,530	42,096
Total prepaid expenses and other current assets	$174,343	$142,732

Fair Value of Financial Instruments

We account for our financial instruments at fair value based on ASC Topic 820, Fair Value Measurements, and ASC Topic 815, Derivatives and Hedging. In determining fair value, we consider both the credit risk of its counterparties and its own creditworthiness. ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value and establishes a framework for measuring fair value. The framework requires the valuation of investments using a three tiered approach. The Company reviews and evaluates the adequacy of the valuation techniques periodically. In the current year, there have not been any changes to the Company’s valuation methodologies.

A derivative is an instrument whose value is derived from an underlying instrument or index, such as interest rates, equity securities, currencies, commodities, or credit spreads. Derivatives include futures, forwards, swaps, or option contracts, or other financial instruments with similar characteristics. Derivative contracts often involve future commitments to exchange interest payment streams or currencies based on a notional or contractual amount (e.g., interest rate swaps or currency forwards).

The accounting for changes in fair value of a derivative instrument depends on the nature of the derivative and whether the derivative qualifies as a hedging instrument in accordance with ASC Topic 815, Derivatives and Hedging. Those hedging instruments that qualify for hedge accounting are included as an adjustment to revenue or interest expense, depending upon the nature of the underlying transactions the Company is hedging for. Those hedges that do not qualify for hedge accounting are included in other income (expense).

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

1. Business Activity, Summary of Significant Accounting Policies, and Significant Accounts (continued)

For details on the assets and liabilities subject to fair value measurements and the related valuation techniques used, and for details on derivative instruments, refer to Note 10, “Fair Value of Financial Instruments.”

Valuation of Long-Lived Assets and Intangibles

The Company reviews long-lived assets and intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We periodically evaluate the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of our long-lived assets. The criteria used for these evaluations include management’s estimate of the asset’s continuing ability to generate income from operations and positive cash flow in future periods as well as the strategic significance of any intangible asset in the Company’s business objectives. If assets are considered to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets, which is determined by applicable market prices, when available. For intangible assets not subject to amortization, the Company assesses for impairment at least annually. During the years ended December 31, 2013 and 2012, the Company did not recognize a significant impairment other than that of the property sold, which resulted in $28.3 million loss, recognized in business consolidation costs in the Consolidated Statements of Operations, during the year ended December 31, 2013. The loss was recognized as a result of the Company making the decision to move out of existing acquired facilities into a new facility in the current year.

Property and Equipment

We capitalize major renewals and improvements that significantly add to productive capacity or extend the life of an asset. We expense repairs, maintenance, and minor renewals and improvements as incurred. We remove the cost of assets and related depreciation from the related accounts on the balance sheet when assets are sold, or otherwise disposed of, and any related gains or losses are reflected in current earnings. Leased capital assets are included in property and equipment. Depreciation of property and equipment under capital leases is included in depreciation expense. We compute depreciation expense of owned property and equipment based on the expected useful lives of the assets primarily using the straight-line method. We amortize leasehold improvements over their estimated useful lives or the term of the applicable lease, whichever is less.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

1. Business Activity, Summary of Significant Accounting Policies, and Significant Accounts (continued)

Capitalized internal-use software costs include only those direct costs associated with the actual development or acquisition of computer software for internal use, including costs associated with the design, coding, installation, and testing of the system. Costs associated with preliminary development, such as the evaluation and selection of alternatives, as well as training, maintenance, and support, are expensed as incurred. At December 31, 2013 and 2012, the Company had $108.1 million and $129.0 million in unamortized capitalized software costs, respectively. For the years ended December 31, 2013 and 2012, the Company amortized into expense $31.1 million and $30.6 million, respectively, related to capitalized computer software costs.

Property and equipment consist of the following at December 31:

	Estimated Useful Life (In Years)	2013	2012
	(In Thousands)

Land	–	$118,349	$139,889
Building and improvements	1–50	459,946	479,194
Machinery and equipment	1–10	536,953	497,370
Internal-use software	1–10	268,447	263,376
Construction in process	–	99,582	78,064
Total gross property and equipment		1,483,277	1,457,893
Accumulated depreciation and amortization		(705,188)	(613,201)
Total property and equipment, net		$778,089	$844,692

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

1. Business Activity, Summary of Significant Accounting Policies, and Significant Accounts (continued)

Intangible Assets

Intangible assets are amortized using the straight-line method over their estimated useful lives. Amortization expense related to intangible assets associated with product sales for the years ended December 31, 2013 and 2012, was $280.7 million and $291.8 million, respectively. Acquired in-process research and development assets are accounted for as indefinite-life intangible assets subject to annual impairment test, or earlier if an event or circumstance indicates that impairment may have occurred, until completion or abandonment of the acquired projects. Upon reaching the end of the relevant research and development project, the Company will amortize the acquired in-process research and development over its estimated useful life or expense the acquired in-process research and development should the research and development project be unsuccessful with no future alternative use.

Intangible assets consist of the following:

	December 31, 2013			December 31, 2012
	Weighted- Average Life	Gross Carrying Amount	Accumulated Amortization	Weighted- Average Life	Gross Carrying Amount	Accumulated Amortization
	(In Thousands)
Amortized intangible assets:
Purchased technology	7 years	$1,274,235	$(1,087,804)	7 years	$1,270,012	$(1,003,531)
Purchased trade names and trademarks	9 years	326,631	(213,774)	9 years	329,588	(184,272)
Purchased customer base	11 years	1,466,716	(663,759)	11 years	1,464,042	(544,736)
Other intellectual properties	6 years	388,291	(308,418)	6 years	375,164	(250,295)
		$3,455,873	$(2,273,755)		$3,438,806	$(1,982,834)

Intangible assets not subject to amortization:
Purchased trade names		$7,451			$7,451
In-process research and development		62,400			62,400

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

1. Business Activity, Summary of Significant Accounting Policies, and Significant Accounts (continued)

Estimated amortization expense for amortizable intangible assets owned as of December 31, 2013, for each of the five succeeding fiscal years is as follows (in thousands):

Year ending December 31:
2014	$251,128
2015	231,164
2016	178,455
2017	163,268
2018	127,489

Goodwill

Goodwill represents the excess purchase price of net tangible and intangible assets acquired in business combinations over their estimated fair value. In accordance with ASC Topic 350, Intangibles – Goodwill and Other, goodwill is tested for impairment on an annual basis and earlier if there is an indicator of impairment. The Company performs its goodwill impairment tests annually at the same time during the fourth quarter of its fiscal year and earlier if an event or circumstance indicates that impairment has occurred. An impairment analysis may be performed by first assessing qualitative factors to determine whether the existence of events or circumstances leads to the determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. In accordance with ASC 350 the Company elected to perform a qualitative assessment of the factors that would likely affect the fair value of the reporting units. The Company’s comprehensive analysis considered the factors set forth in ASC 350, as well as other factors, as appropriate. The Company evaluated each factor to gauge its directional impact on the reporting unit’s fair value and then assessed the magnitude of potential impact for each factor. The Company also considered the sensitivity factors, should they change, and whether a change in those factors could lead to a more-likely-than-not assessment that the fair value of the reporting unit was less than the carrying amount. Upon completion of the analysis, the Company determined that it is not more likely than not that the fair value of each reporting unit was less than its carrying amounts and, therefore, concluded the first and second steps of the goodwill impairment test were unnecessary. Based on this analysis, the Company determined that no impairment exists at October 1, 2013. No indicators of impairments were noted through December 31, 2013, and consequently, no impairment charge has been recorded during the year.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

1. Business Activity, Summary of Significant Accounting Policies, and Significant Accounts (continued)

Changes in the carrying amount of goodwill for the years ended December 31, 2013 and 2012, are as follows (in thousands):

Balance at December 31, 2011	$4,366,584
Goodwill acquired during the year	114,913
Foreign currency translation	22,779
Other adjustments	(884)
Balance at December 31, 2012	4,503,392
Goodwill acquired during the year	17,225
Foreign currency translation	(17,662)
Other adjustments	(2,922)
Balance at December 31, 2013	$4,500,033

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of royalty accruals, hedge liabilities, product warranties, interest accruals, legal accruals, contingent considerations, and other current liabilities.

In February 2012, the Company received an unfavorable verdict in its litigation with Promega Corporation (Promega) that resulted in charges to cost of revenues and a legal accrual of $52.0 million, which was recorded in the December 31, 2011, consolidated financial statements and remains recorded as a liability as of December 31, 2013, and 2012. A federal judge reversed the verdict in September 2012 and entered judgment in favor of the Company. Promega responded by filing various motions to reinstate the verdict and for a new trial. The Company challenged Promega’s motions, and the judge denied them all in April 2013. The case is now on appeal, and the Company is vigorously defending its position.

In November 2012, the Company received an unfavorable verdict in its litigation with Enzo Biochem, resulting in charges to cost of revenues and legal accruals totaling $60.9 million, which was recorded in the December 31, 2012, consolidated financial statements and remains recorded as a liability as of December 31, 2013. The Company strongly disagrees with the verdict and intends to vigorously challenge it in the trial court and on appeal.

None of the other liabilities in accrued expenses and other current liabilities were material at December 31, 2013 or 2012.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

1. Business Activity, Summary of Significant Accounting Policies, and Significant Accounts (continued)

Research and Development Costs

Costs incurred in research and development activities are expensed as incurred. Research and development costs incurred for collaborations that generate revenue where there are specific product deliverables, and research and development services incurred for defined performances or other design specifications are recorded in cost of sales.

Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Accounting for Share-Based Compensation

The Company accounts for share-based compensation under the guidance prescribed by ASC Topic 718, Compensation – Stock Compensation. The Company uses the Black-Scholes option-pricing model (Black-Scholes model) to estimate the fair value of share-based compensation cost at the grant date, which is recognized as expense over the employee’s requisite service period for all share-based awards granted and adjusted by modification or cancellation as necessary. For details on the share-based compensation recognized and assumptions used, refer to Note 9, “Employee Stock Plans.”

Accumulated Other Comprehensive Income and Components of Other Comprehensive Income

Accumulated other comprehensive income includes unrealized gains and losses that are excluded from the Consolidated Statements of Operations. The unrealized gains and losses include foreign currency translation adjustments, cash flow hedge adjustments, and pension liability adjustments, net of tax.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

1. Business Activity, Summary of Significant Accounting Policies, and Significant Accounts (continued)

Accumulated other comprehensive income, net of taxes, attributable to the Company, consists of the following at December 31:

	2013	2012
	(In Thousands)

Foreign currency translation adjustments	$115,707	$162,263
Cash flow hedge adjustments	1,228	1,594
Pension liability adjustments	(77,315)	(104,787)
Accumulated other comprehensive income attributable to the Company	$39,620	$59,070

The components of other comprehensive income (loss) for the years ended December 31, 2013 and 2012, are as follows:

	Year Ended December 31, 2013
	Before-Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount
	(In Thousands)
Pension plans:
Actuarial (loss) gain	$53,635	$(20,612)	$33,023
Prior service cost	5,373	(2,065)	3,308
Amortization or settlement recognition of net loss	6,633	(2,549)	4,084
Amortization of prior service credit	(21,022)	8,079	(12,943)
Total pension plans	44,619	(17,147)	27,472
Realized gain on cash flow hedges, reclassed into earnings	(583)	217	(366)
Translation adjustments	(46,544)	–	(46,544)
Other comprehensive loss	$(2,508)	$(16,930)	$(19,438)

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

1. Business Activity, Summary of Significant Accounting Policies, and Significant Accounts (continued)

	Year Ended December 31, 2012
	Before-Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount
	(In Thousands)
Pension plans:
Actuarial (loss) gain	$(37,311)	$10,898	$(26,413)
Prior service cost	4,825	(1,794)	3,031
Amortization or settlement recognition of net loss	6,280	(2,240)	4,040
Amortization of prior service credit	(1,838)	684	(1,154)
Total pension plans	(28,044)	7,548	(20,496)
Realized gain on cash flow hedges, reclassed into earnings	(583)	217	(366)
Translation adjustments	15,280	–	15,280
Other comprehensive loss	$(13,347)	$7,765	$(5,582)

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

2. Geographic Information

Information by geographic area for the years ended December 31 is as follows:

	2013	2012
	(In Thousands)
Product and service sales to unrelated customers located in(1):
Americas:
United States	$1,394,683	$1,377,244
Other Americas	225,688	229,611
Total Americas	1,620,371	1,606,855
Europe	1,140,664	1,106,479
Asia Pacific	898,649	898,235
Other foreign	84,400	76,479
Total product and service revenue	3,744,084	3,688,048
Total other revenue	127,928	110,462
Total revenue	$3,872,012	$3,798,510

Net long-lived assets located in(2):
Americas:
United States	$626,219	$704,135
Other Americas	3,274	3,138
Total Americas	629,493	707,273

Europe:
United Kingdom	51,748	50,263
Other Europe	41,858	38,703
Total Europe	93,606	88,966

Asia-Pacific	52,205	45,585
Other foreign	2,785	2,868
Total net long-lived assets	$778,089	$844,692

(1)Product and service revenues exclude royalties.
(2)Net long-lived assets relate to the Company’s property, plant, and equipment. The Company does not allocate other long-term assets by location.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

3. Lines of Credit

In February 2012, the Company entered into a new credit agreement (the Revolving Credit Facility) for $750.0 million for the purpose of general working capital, capital expenditures, and/or other capital needs. Fees and interest on borrowed amounts vary depending on leverage. The commitment fee for unused funds ranges from 10.0 to 27.5 basis points, and fees for the letter of credit range from 100 to 200 basis points. The interest rate on borrowings is determined using, at the Company’s election, either (a) the higher of Bank of America’s prime rate or the Federal Funds rate plus 50 basis points, plus a spread ranging from 0 to 100 basis points, depending on leverage or( b) the British Banker’s Association London Interbank Offered Rate, plus a spread ranging from 100 to 200 basis points, depending on leverage.

Margins and fees are based on a rate table specified in the agreement and determined by the Company’s consolidated leverage ratio for the period. During the year ended December 31, 2013, the Company withdrew $659.0 million on the Revolving Credit Facility and repaid $759.0 million, for an outstanding balance of zero as of December 31, 2013. The applicable borrowing rate would have been 1.42% at December 31, 2013. As of December 31, 2013, the Company has issued $10.2 million of letters of credit under the Revolving Credit Facility, and accordingly, the remaining available credit is $739.8 million.

At the same time the Company entered into the Revolving Credit Facility in February 2012, the Company extinguished the previously existing revolving credit facility of $500.0 million and as a result recognized a $3.7 million loss, recorded in interest expense, on unamortized deferred financing costs.

As of December 31, 2013, foreign subsidiaries in Mexico and India had available bank lines of credit denominated in local currency to meet short-term working capital requirements. Each credit facility would bear interest at a fixed rate or a variable rate indexed to a local interbank offering rate or equivalent, should there be withdrawals. Under these lines of credit, the United States dollar equivalent of these facilities totaled $3.5 million at December 31, 2013, none of which was outstanding at December 31, 2013.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

4. Long-Term Debt

Long-term debt consists of the following at December 31:

	2013	2012
	(In Thousands)
3.375% Senior Notes (principal due 2013), net of unamortized discount	$–	$249,993
4.400% Senior Notes (principal due 2015), net of unamortized discount	499,579	499,235
3.500% Senior Notes (principal due 2016), net of unamortized discount	399,724	399,598
6.000% Senior Notes (principal due 2020), net of unamortized discount	748,951	748,815
5.000% Senior Notes (principal due 2021), net of unamortized discount	398,662	398,508
Capital leases	24,062	17,920
Total debt	2,070,978	2,314,069

Less current portion	(4,156)	(253,214)
Total long-term debt	$2,066,822	$2,060,855

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

4. Long-Term Debt (continued)

Maturities of the long-term debt listed above at December 31, 2013, are as follows:

	Gross Maturities	Imputed Interest On Minimum Lease Payments Under Capital Leases	Net Long-Term Debt
	(In Thousands)
Year ending December 31:
2014	$4,571	$(415)	$4,156
2015	504,642	(460)	504,182
2016	403,240	(319)	402,921
2017	1,962	(179)	1,783
2018	2,030	(184)	1,846
Thereafter	1,156,938	(848)	1,156,090
Total	$2,073,383	$(2,405)	$2,070,978

Senior Notes

During the year 2010, the Company filed a prospectus that allows the Company to issue, in one or more offerings, senior or subordinated debt securities covered by the prospectus by filing a prospectus supplement that contains specific information about the securities and specific terms being offered. Under the prospectus, the Company has issued a principal amount of $2,300.0 million of fixed unsecured and unsubordinated Senior Notes (the Notes), of which $1,500.0 million were offered in February 2010 and $800.0 million were offered in December 2010. During February 2010, the Company issued $1,500.0 million of fixed rate unsecured notes that consisted of an aggregate principal amount of $250.0 million of 3.375% Senior Notes due 2013 (the 2013 Notes) at an issue price of 99.95%, an aggregate principal amount of $500.0 million of 4.40% Senior Notes due 2015 (the 2015 Notes) at an issue price of 99.67% and an aggregate principal amount of $750.0 million of 6.00% Senior Notes due 2020 (the 2020 Notes) at an issue price of 99.80%. During December 2010, the Company issued an additional $800.0 million of fixed rate unsecured notes that consisted of an aggregate principal amount of $400.0 million of 3.50% Senior Notes due 2016 (the 2016 Notes) at an issue price of 99.84% and an aggregate principal amount of $400.0 million of 5.00% Senior Notes due 2021 (the 2021 Notes) at an issue price of 99.56%.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

4. Long-Term Debt (continued)

As a result, the Company recorded an aggregate $5.7 million of debt discounts for the Notes. At December 31, 2013, the unamortized debt discount balance was $3.1 million. The debt discounts are amortized over the lives of the associated Notes using the effective interest method.

The aggregate net proceeds from the Notes offering in 2010 were $2,276.4 million after deducting the debt discount as well as an underwriting discount of $17.9 million. Total deferred financing costs associated with the issuances of the Notes were $21.8 million, including the $17.9 million underwriting discount and $3.9 million of legal and accounting fees. At December 31, 2013, the unamortized issuance costs for the Notes were $10.4 million that are expected to be recognized over a weighted-average period of 5.3 years.

During March 2013, the Company used cash on hand and proceeds from the line of credit to pay off the entire outstanding balance of the 3.375% Senior Notes of $250.0 million, plus accrued interest due on the date of repayment. The Company did not recognize any gain or loss associated with the repayment of the 2013 Notes. At December 31, 2012, the Company held the carrying value of $250.0 million, and the related debt discount, of the 2013 Notes in current liabilities. For details on the revolving credit facility, refer to Note 3, “Lines of Credit.”

The Company recognized aggregate interest expense, net of hedging transactions, of $102.4 million and $109.6 million for the years ended December 31, 2013 and 2012, respectively, based on the effective interest rates of 3.39%, 4.47%, 3.53%, 6.03%, and 5.06% for the 2013, 2015, 2016, 2020, and 2021 Notes, respectively, with interest payments due semiannually.

The Company, at its option, may redeem the Notes (prior to October 15, 2020, for the 2021 Notes) in whole or in part at any time at a redemption price equal to the greater of 100% of the principal amount of the notes to be redeemed or the sum of the present values of the remaining scheduled payments of the notes to be redeemed discounted on a semiannual basis at a rate equal to the sum of the rate on a comparable United States Treasury note plus 25 basis points for the 2016 Notes, 30 basis points for the 2015 Notes, and the 2021 Notes and 35 basis points for the 2020 Notes, plus accrued and unpaid interest through the date of redemption, if any. Commencing on October 15, 2020, the Company may redeem the 2021 Notes, in whole or in part, at any time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest through the redemption date. Upon the occurrence of a change of control of the Company that results in a downgrade of the notes below an investment grade rating, the indenture requires, under certain circumstances, the Company to make an offer to purchase then-outstanding Senior Notes equal to 101% of the principal amount plus any accrued and unpaid interest to the date of repurchase.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

4. Long-Term Debt (continued)

The indentures governing the Senior Notes contain certain covenants that, among other things, limit the Company’s ability to create or incur certain liens and engage in sale and leaseback transactions. In addition, the indenture limits the Company’s ability to consolidate, merge, sell, convey, transfer, lease, or otherwise dispose of all or substantially all of its property and assets. These covenants are subject to certain exceptions and qualifications.

The Credit Agreement

After the repayment of the term loans in February 2010, the credit agreement was amended and restated to expand the Revolving Credit Facility to $500.0 million. Further, in February 2012, the Company entered into a new credit agreement to replace the Revolving Credit Facility of $500.0 million with a new credit facility of $750.0 million. During the year ended December 31, 2012, as a result of the extinguishment of the credit facility of $500.0 million, the Company recognized a $3.7 million loss, recorded in interest expense, on unamortized deferred financing costs. For details on the revolving credit facility, refer to Note 3, “Lines of Credit.”

Convertible Senior Notes

During January 2012, the Company notified the holders of the 1.5% Convertible Senior Note due 2024 (2024 Notes) of its intention to redeem all of the outstanding 2024 Notes on February 15, 2012. During February 2012, the Company redeemed the outstanding 2024 Notes, with no excess of the 2024 Notes’ conversion value over par (conversion price of $51.02), in $450.0 million of cash. The Company did not recognize any gain or loss on the settlement of the 2024 Notes. During May 2011, the Company notified the holders of the 3.25% Convertible Senior Note due 2025 (2025 Notes) of its intention to redeem all of the outstanding 2025 Notes on June 15, 2011, at par value. In response to the Company’s announcement and prior to the redemption date, holders of a principal value of $347.5 million of 2025 Notes exercised their options to convert the notes based on the conversion price of $49.13 and settled the par value in cash and the excess of the 2025 Notes’ conversion value over par in 0.4 million shares of the Company’s common stock. The remaining outstanding 2025 Notes, $2.5 million, were settled in cash. The Company did not recognize any gain or loss on the settlement of the 2025 Notes.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

4. Long-Term Debt (continued)

The Company recognized total interest cost of $2.5 million for the year ended December 31, 2012, based on the effective interest rates of 6.10% for the 2024 Notes, during the periods these notes were outstanding. In accordance with the bifurcation requirements prescribed by ASC Topic 470-20, Debt with Conversion and Other Options, the interest expense consisted of $0.8 million of contractual interest based on the stated coupon rate and $1.7 million of amortization of the discount on the liability component for the year ended December 31, 2012.

5. Commitments and Contingencies

Operating Leases

The Company leases certain equipment and office and manufacturing facilities under operating leases that expire on various dates through December 2048. Certain rental commitments provide for escalating rental payments and certain commitments have renewal options extending through various years. Rent expense under operating leases was $51.6 million and $49.0 million for the years ended December 31, 2013 and 2012, respectively. Sublease income totaled $0.1 million and $1.4 million for the years ending December 31, 2013 and 2012, respectively.

Future minimum lease commitments and sublease rentals for operating leases at December 31, 2013, are as follows:

	Lease Commitments	Sublease Rentals	Net
	(In Thousands)
Year ending December 31:
2014	$51,430	$292	$51,138
2015	43,550	324	43,226
2016	34,964	51	34,913
2017	30,419	–	30,419
2018	26,256	–	26,256
Thereafter	180,297	–	180,297
	$366,916	$667	$366,249

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

5. Commitments and Contingencies (continued)

Guarantees

The Company is a guarantor of a pension plan benefit, assumed in conjunction with the Applied Biosystems merger, that is accounted for under the ASC Topic 460, Guarantees. As part of the divestiture of the Analytical Instruments business in 1999 by Applied Biosystems, the purchaser of the Analytical Instruments business has agreed to pay for the pension benefits for employees of a former German subsidiary. However, the Company was required to guarantee payment of these pension benefits should the purchaser fail to do so, as these payment obligations were not transferable to the buyer under German law. The guaranteed payment obligation is not expected to have a material adverse effect on the consolidated financial statements.

Indemnifications

In the normal course of business, we enter into some agreements under which we indemnify third parties for intellectual property infringement claims or claims arising from breaches of representations or warranties. In addition, from time to time, we provide indemnity protection to third parties for claims relating to past performance arising from undisclosed liabilities, product liabilities, environmental obligations, representations and warranties, and other claims. In these agreements, the scope and amount of remedy, or the period in which claims can be made, may be limited. It is not possible to determine the maximum potential amount of future payments, if any, due under these indemnities due to the conditional nature of the obligations and the unique facts and circumstances involved in each agreement. Historically, payments made related to these indemnifications have not been material to our consolidated financial position.

Licensing and Purchasing Agreements

The Company develops, manufactures, and sells certain products under licensing and purchasing agreements. The licensing agreements require royalty payments based upon various percentages of sales or profits from the products. Terms of the licensing agreements generally range from the remaining life of the patent up to 17 years, and initial costs are generally amortized over periods up to seven years, not to exceed their terms, using various methods, including the straight-line method. To maintain exclusivity, certain of the licensing agreements require guaranteed minimum royalty payments. Total royalty expense was $94.2 million and $100.5 million for the years ended December 31, 2013 and 2012, respectively. The Company also has purchase agreements that expire on various dates through 2025, under which it is obligated to purchase a minimum amount of raw materials and finished goods each year through the expiration of the contracts and certain capital expenditure commitments.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

5. Commitments and Contingencies (continued)

Future minimum guaranteed royalties and unconditional purchase obligations at December 31, 2013 are as follows (in thousands):

Year ending December 31:
2014	$12,302
2015	6,809
2016	5,816
2017	4,110
2018	3,040
Thereafter	10,482
$42,559

Letters of Credit

The Company had outstanding letters of credit totaling $33.6 million at December 31, 2013, of which $12.2 million was to support performance bond agreements, $9.7 million was to support liabilities associated with the Company’s self-insured workers’ compensation programs, $6.3 million was to support its building lease requirements, and $5.4 million was to support duty on imported products.

Executive Employment Agreements

The Company has employment contracts with key executives that provide for the continuation of salary if terminated for reasons other than cause, as defined in those agreements. At December 31, 2013, future employment contract commitments for such key executives were $52.2 million. In certain circumstances, the employment agreements call for the acceleration of equity vesting. The noncash financial impact of the acceleration of equity vesting is not reflected in the above information. For further details on executive employment agreements, refer to Note 12, “Subsequent Events.”

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

5. Commitments and Contingencies (continued)

Acquisition-Related Contingent Obligations

As a result of contingent consideration arrangements associated with certain business acquisitions, the Company may have future payment obligations that are based on certain technological or operational milestones. In accordance with ASC Topic 805, Business Combinations, the Company records these obligations at fair value at the time of acquisition with subsequent fair value adjustments to the contingent consideration reflected in the line items of the consolidated statement of operations commensurate with the nature of the contingent consideration.

At December 31, 2013, the total amount accrued for contingent consideration liabilities was $29.2 million, of which $10.6 million was included in current liabilities. At December 31, 2012, the total amount accrued for contingent consideration liabilities was $44.3 million, of which $16.7 million was included in current liabilities.

The Company could be required to make additional contingent payments based on currently existing purchase agreements through 2022. During the years ended December 31, 2013 and 2012, $8.8 million and $287.3 million, respectively, were paid in a combination of cash and the Company’s shares. Of the $287.3 million $282.2 million was a result of the $300.0 million milestone arrangement related to the Ion Torrent acquisition, which was consummated in 2010.

For more information on the fair value of contingent consideration, refer to Note 10 “Fair Value of Financial Instruments.”

Environmental Liabilities

As a result of previous mergers and acquisitions, the Company assumed certain environmental exposure liabilities. At December 31, 2013, aggregate undiscounted environmental reserves were $7.7 million, including current reserves of $2.6 million. Based upon currently available information, the Company believes that it has adequately provided for these environmental exposures and that the outcome of these matters will not have a material adverse effect on its consolidated statement of operations.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

5. Commitments and Contingencies (continued)

Litigation

We are subject to potential liabilities under government regulations and various claims and legal actions that are pending or may be asserted. These matters arise in the ordinary course and conduct of our business, and, at times, as a result of our acquisitions and dispositions. They include, for example, commercial, intellectual property, environmental, securities, and employment matters. Some are expected to be covered, at least partly, by insurance. We intend to continue to defend ourselves vigorously in such matters. We regularly assess contingencies to determine the degree of probability and range of possible loss for potential accrual in our financial statements. An estimated loss contingency is accrued in our financial statements if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Based on our assessment, we have accrued an amount in our financial position for contingent liabilities associated with these legal actions and claims that the Company considers immaterial to its overall financial position. Litigation is inherently unpredictable, and unfavorable resolutions could occur. As a result, assessing contingencies is highly subjective and requires judgment about future events. The amount of ultimate loss may exceed our current accruals, and it is possible that our cash flows or results of operations could be materially affected in any particular period by the unfavorable resolution of one or more of these contingencies.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

6. Income Taxes

The differences between the United States federal statutory tax rate and the Company’s effective tax rate are as follows for the years ended December 31:

	2013	2012

Statutory United States federal income tax rate	35.0%	35.0%
State income tax	0.9	1.0
Foreign earnings taxed at non-United States rates	(8.2)	(5.8)
Foreign earnings subject to tax holidays	(3.0)	(2.8)
Benefits from intercompany financing	(1.7)	(1.9)
Deemed repatriation of foreign earnings, net of related benefits	(2.8)	(1.4)
Credits and incentives	(7.6)	(4.6)
Audit settlements and statute expirations	(1.8)	(0.5)
Valuation allowance	0.9	0.8
Changes in tax rate	(0.2)	(2.6)
Interest on accruals	0.1	0.3
Write-off of investments	(1.1)	(1.4)
Other	(1.2)	3.0
Effective income tax rate	9.3%	19.1%

Pretax income summarized by region for the years ended December 31 is as follows:

	2013	2012
	(In Thousands)

United States	$156,729	$226,022
Foreign	362,045	305,803
Total pretax income	$518,774	$531,825

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

6. Income Taxes (continued)

The income tax provision (benefit) consists of the following for the years ended December 31:

	2013	2012
	(In Thousands)
Current:
Federal	$60,955	$237,481
State	7,420	13,156
Foreign	70,178	50,548
Total current provision	138,553	301,185

Deferred:
Federal	(73,744)	(174,953)
State	(13,007)	(9,925)
Foreign	(7,256)	(1,182)
Total deferred provision	(94,007)	(186,060)
Changes in tax rate	(844)	(13,662)
Changes in valuation allowance	4,703	(87)
Total provision	$48,405	$101,376

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

6. Income Taxes (continued)

Significant components of the Company’s deferred tax assets and liabilities are composed of the following at December 31:

	2013	2012
	(In Thousands)
Deferred tax assets:
Postretirement and deferred compensation	$73,166	$95,266
Share-based compensation	45,868	61,123
Tax loss and other carryforwards	44,621	45,015
Legal reserves	44,805	45,735
Inventory adjustments	51,810	41,516
Accrued salaries and wages	71,225	36,991
Capitalized research and development	16,781	31,780
Capitalized intangibles	43,250	32,226
Other deferred tax assets	53,425	55,462
Total gross deferred tax assets	444,951	445,114
Less valuation allowance	(16,782)	(12,162)
Total net deferred tax assets	428,169	432,952

Deferred tax liabilities:
Acquired intangibles	(435,418)	(533,546)
Unremitted earnings	(40,130)	(38,302)
Convertible senior notes	(11,290)	(11,315)
Fixed assets	(22,312)	(5,076)
Other deferred tax liabilities	(8,500)	(8,407)
Total deferred tax liabilities	(517,650)	(596,646)
Net deferred tax liabilities	$(89,481)	$(163,694)

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

6. Income Taxes (continued)

The following table summarizes the activity related to our unrecognized tax benefits:

	2013	2012
	(In Thousands)

Gross unrecognized tax benefits at January 1	$137,112	$130,994
Increases in tax positions for prior years	893	22,026
Decreases in tax positions for prior years	(1,142)	(13,700)
Increases in tax positions for current year relating to ongoing operations	22,571	5,232
Decreases in tax positions for current year relating to ongoing operations	–	(1,434)
Decreases in tax positions as a result of a lapse in statute of limitations	(1,852)	(7,147)
Increases in tax positions for prior year relating to acquisition	–	1,692
Decreases in tax positions due to settlements with taxing authorities	(57,390)	(582)
Increases in tax positions due to changes in currency rates	169	144
Decreases in tax positions due to changes in currency rates	(39)	(113)
Gross unrecognized tax benefits at December 31	$100,322	$137,112

Included in the gross uncertain tax benefits balance at December 31, 2013, are $2.2 million of tax deductions for which there is uncertainty only regarding the timing of the tax benefit. In the event these deductions are deferred to a later period, it would accelerate the payment of cash to the taxing authority. Other than potential interest and penalties, such deferral would have no impact on tax expense. Of the $100.3 million of gross unrecognized tax benefits, $69.5 million, if recognized, would reduce our income tax expense and effective tax rate.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

6. Income Taxes (continued)

In accordance with the disclosure requirements as described in ASC Topic 740, Income Taxes, the Company has classified uncertain tax positions as noncurrent income tax liabilities unless expected to be paid in one year. The Company’s continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. For the years ended December 31, 2013 and 2012, the Company recognized approximately $(2.4) million and $(0.1) million, respectively, in interest and penalties as income tax expense (benefit) in the consolidated statements of operations. The Company had approximately $3.8 million accrued for the payment of interest and penalties accrued at December 31, 2013, in the consolidated balance sheets compared to $6.1 million accrued at December 31, 2012.

The Company believes that it is reasonably possible that approximately $4.4 million of its currently remaining unrecognized tax positions, each of which are individually insignificant, may be recognized by the end of 2014 as we settle current audits with federal, state, and foreign taxing authorities or statutes expire.

In June 2013, the Internal Revenue Service (the IRS) completed its field audit of the Company’s federal income tax returns for the years 2008 and 2009. In September 2013, the IRS started its review of our 2010 and 2011 federal income tax returns. After the United States’ federal examinations of the 2010 and 2011 tax years conclude, the remaining years subject to federal examination will be 2012 and 2013. The remaining years subject to state examination are 2008 through 2012.

Currently, income tax audits are being conducted in U.S. federal, California, Massachusetts, France, Italy, India and the United Kingdom. With few exceptions, the Company is no longer subject to income tax examinations by U.S. federal, state, or non-U.S. tax authorities for years before 2010, 2008, and 2007, respectively. Management believes that adequate provisions have been recorded for adjustments that may result from tax examinations. However, the outcome of tax audits cannot be predicted with certainty. If any issues addressed in the Company’s tax audits are resolved in a manner not consistent with management’s expectations, the Company could be required to adjust its provision for income taxes in the period such resolution occurs. Should an adjustment be required, the impact on the consolidated statements of operations is not anticipated to be material.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

6. Income Taxes (continued)

As of December 31, 2013, the Company had approximately $1,320.0 million of cumulative earnings at its non-United States subsidiaries that have not yet been subject to United States tax. Deferred taxes of approximately $42.0 million have been provided on $194.0 million of earnings expected to be repatriated to the United States. No provision for United States income taxes has been made on approximately $1,126.0 million of other earnings that have been indefinitely reinvested outside the United States. The estimated accrual for United States income taxes that would be required if the Company no longer intended to indefinitely reinvest the earnings is approximately $270.0 million, net of foreign tax credits, but this estimate does not take into account various tax planning alternatives the Company could employ if it chose to repatriate these earnings. Management considers the various cash requirements in the United States, the tax impact of repatriating each subsidiary’s earnings, and the reasonably anticipated cash needs of the foreign subsidiaries in determining the Company’s reinvestment policy. The cash that the Company’s foreign subsidiaries hold for indefinite reinvestment will be used to finance foreign operations and capital investments, expand into emerging markets, and fund ongoing growth through acquisitions.

Under ASC Topic 718, Compensation – Equity Compensation, the fair value of share-based compensation is required to be recognized as an expense, and the excess tax benefit associated with such compensation will continue to be credited to additional paid-in capital, but only to the extent the excess tax benefits have not already been recognized in the consolidated statements of operations. The excess tax benefits associated with employee stock plans were approximately $24.3 million and $15.9 million for 2013 and 2012, respectively.

At December 31, 2013, the Company had $58.9 million, $51.9 million, and $26.0 million of federal, state, and foreign net operating loss (NOL) carryforwards, respectively, that were obtained from acquired companies throughout the years. The federal and state NOL carryforwards begin to expire in 2022 and 2014, respectively. The foreign NOLs carry forward indefinitely. The Company considered limitations on the use of acquired NOL carryovers in arriving at the amounts represented above and excluded any acquired NOLs that would not be available to offset future taxable income.

There were also state and foreign research and development income tax credit carryforwards of $54.6 million and $1.0 million, respectively. State credits will begin to expire in 2014 with $48.5 million carrying forward indefinitely. A valuation allowance of $10.5 million was recorded against the state credits due to uncertainty surrounding their realization. The foreign income tax credits will carry forward indefinitely.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

6. Income Taxes (continued)

The Company also had deferred tax assets related to federal and foreign capital loss carryforwards of $0.2 million and $1.3 million, respectively. The federal capital loss carryforward will begin to expire in 2015 and is offset by a valuation allowance due to uncertainty surrounding the availability of capital gain income in the foreseeable future. The foreign capital losses carry forward indefinitely. An additional valuation allowance of $6.2 million was recorded against certain deferred tax assets related to increased capital losses realized, but not yet recognized for tax purposes on capital investments.

Due to the “change of ownership” provision of the Tax Reform Act of 1986, utilization of the Company’s net operating loss and credit carryforwards may be subject to an annual limitation against taxable income in future periods. As a result of any future ownership changes, the annual limitation of loss and credit carryforwards may cause them to expire before ultimately becoming available to reduce future income tax liabilities.

The Company continues to benefit from reduced tax rates in Singapore and Israel. Singapore’s taxing authority granted the Company pioneer company status that provides an incentive encouraging companies to undertake activities that have the effect of promoting economic or technological development in Singapore. This incentive equates to a tax exemption on earnings associated with most of the Company’s manufacturing activities and continues through December 31, 2021. The Company qualifies for an incentive tax benefit in Israel that provides for a reduced tax rate on earnings from its subsidiary in Israel. This incentive has been granted for an indefinite period given minimum sales and investment levels are maintained. The impact of the tax holiday in Singapore decreased income tax expense by $15.7 million and $14.6 million for the years ended December 31, 2013 and 2012, respectively. The impact of the tax holiday in Israel decreased income tax expense by $1.3 million and $1.6 million for the years ended December 31, 2013 and 2012, respectively.

7. Common Stock and Preferred Stock

Common Stock Authorized Shares

The Company has authorized 400,000,000 shares of common stock.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

7. Common Stock and Preferred Stock (continued)

Preferred Stock Authorized Shares

The Company has authorized 6,405,884 shares of preferred stock, of which no shares were outstanding at December 31, 2013 and 2012. Upon issuance, the Company has the ability to define the terms of the preferred shares, including voting rights, liquidation preferences, conversion and redemption provisions, and dividend rates.

Stock Repurchase Programs

In July 2012, the Board of Directors of the Company approved a program (the July 2012 program) authorizing management to repurchase up to $750.0 million of common stock. During the year ended December 31, 2012, the Company repurchased 4.9 million shares of its common stock under this program at a total cost of $238.0 million. During the year ended December 31, 2013, the Company repurchased 2.0 million shares of its common stock under this program at a total cost of $104.9 million. As of December 31, 2013, there was $407.1 million of authorization remaining under this program. The Company is not currently anticipating repurchasing any stock under this program due to the pending Thermo Fisher merger transaction.

In July 2011, the Board of Directors of the Company approved a program (the July 2011 program) authorizing management to repurchase up to $200.0 million of common stock. During the year ended December 31, 2012, the Company repurchased 4.6 million shares of its common stock under this program at a total cost of $200.0 million, the maximum amount authorized, thereby completing the July 2011 program.

In December 2010, the Board of Directors of the Company approved a program (the December 2010 program) authorizing management to repurchase up to $500.0 million of common stock. During the year ended December 31, 2011, the Company repurchased 6.4 million shares of its common stock under this program at a total cost of $303.0 million. During the year ended December 31, 2012, the Company repurchased an additional 4.3 million shares of its common stock at the total cost of $197.0 million, thereby completing the December 2010 program by repurchasing an aggregate of 10.7 million shares at a total cost of $500.0 million, the maximum amount authorized.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

7. Common Stock and Preferred Stock (continued)

In addition, the Company’s employee stock plan, further discussed in Note 9, “Employee Stock Plans,” allows for certain net share settlement of stock awards. The Company accounts for the net share settlement withholding as a treasury share repurchase transaction. The cost of repurchasing shares is included in treasury stock and reported as a reduction in total equity when a repurchase occurs.

8. Employee Benefit Plans

401(k) Profit-Sharing Plans

The Company manages Life Technologies Corporation 401(k) Savings and Investment Plan (the Life Technologies Plan). The Company may make matching contributions in amounts as determined by the Board of Directors. The Life Technologies Plan allows each eligible employee to voluntarily make pretax deferred salary contributions subject to regulatory and plan limitations. For participants contributing up to 6% of their salary, the plan offers a 75% match. The Company made matching contributions of $22.9 million and $22.1 million for the years ended December 31, 2013 and 2012, respectively, to the Life Technologies Plan.

Pension and Postretirement Plans

The Company is required to recognize the overfunded or underfunded status of a defined benefit pension and other postretirement plan as an asset or liability in its consolidated balance sheets and to recognize changes in that funded status in the year in which the changes occur through other comprehensive income. The Company is also required to measure the funded status of a plan as of the date of its fiscal year-end for which consolidated financial statements are presented.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

8. Employee Benefit Plans (continued)

The Company assumed the Applied Biosystems’ qualified pension plan, nonqualified supplemental benefit plans, and postretirement benefit plans upon the merger with Applied Biosystems. The qualified pension plan covers a portion of former Applied Biosystems’ worldwide employees. Pension benefits earned are generally based on years of service and compensation during active employment. The Company also sponsors nonqualified supplemental benefit plans for select domestic employees who were hired by Applied Biosystems prior to July 1, 1999. The accrual of future service benefits for all participants was frozen as of June 30, 2004. Benefits earned under the plan will be paid out under the plan provisions. These supplemental plans are unfunded; however, Applied Biosystems prior to its acquisition had established a rabbi trust, through which the assets may be used to pay nonqualified plan benefits. The rabbi trust assets are subject to the claims of the Company’s creditors in the event of the Company’s insolvency. Plan participants are general creditors of the Company with respect to these benefits. The value of the assets held by these trusts, included in restricted cash on the consolidated balance sheet, was $13.7 million at December 31, 2013. The assumed postretirement benefit plans are unfunded; however, they are partially funded by insurance policies. The plan provides health care and life insurance benefits to domestic employees who retire under the domestic pension plan provisions and satisfy certain service and age requirements. Generally, medical coverage pays a stated percentage of most medical expenses, and in some cases, participants pay a co-payment. Benefits are reduced for any deductible and for payments made by Medicare or other group coverage. The Company shares the cost of providing these benefits with retirees.

The Company also has a qualified pension plan for substantially all United States employees that were employed by Life Technologies, Inc. prior to its acquisition by the Company in September 2000. The domestic pension plan provides benefits that are generally based upon a percentage of the employee’s highest average compensation in any consecutive five-year period in the ten years before retirement. The Company froze this plan effective December 31, 2001. The Company will continue to administer the plan, but benefits will no longer accrue. The Company also sponsors nonqualified supplementary retirement plans for certain former senior management of Life Technologies, Inc. and Dexter Corp. (Dexter), which were acquired in 2000. The Company has life insurance policies on the lives of participants designed to provide sufficient funds to materially recover all costs of the plans. In addition to the above plans, the Company sponsors nonqualified executive supplemental plans for certain former senior managers of Dexter and Life Technologies Inc. that provide for a target benefit based upon a percentage of the average annual compensation during the highest five consecutive years of the last ten years before retirement, which benefit is then combined with other work-related benefits payable to the participant. These nonqualified supplementary retirement plans and nonqualified executive supplemental plans are unfunded. The Company also administers the Dexter Postretirement Health and Benefit Program (the Dexter PRMB Plan), which provides health and life benefits to certain retired participants who are not employees of the Company but were employees of Dexter prior to the sale of their businesses and prior to the Company’s merger with Dexter. The Dexter PRMB Plan is fully funded.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

8. Employee Benefit Plans (continued)

The Company also provides a nonqualified deferred compensation plan in which certain executives elect to defer compensation to a future period. The Company holds assets and liabilities of $27.7 million associated with the deferred compensation plan, located on the consolidated balance sheets in long-term other assets and other long-term obligations.

The retirement benefits for most employees of foreign operations are generally provided by government sponsored or insured programs and, in certain countries, by defined benefit plans. The Company has defined benefit plans primarily for employees in the United Kingdom, Germany, Netherlands, Norway, and Japan. The Company’s policy with respect to the foreign pension plans is to fund amounts as necessary on an actuarial basis to provide for benefits under the pension plan in accordance with local laws and income tax regulations. The pension plans generally provide benefits based upon the employee’s final compensation basis or the employee’s average base compensation over the terms specified by the pension plans adjusted by number of years of service or bonus, as necessary. A majority of the foreign pension plans are frozen to additional members and for future accrual of additional benefits for participants of the plan. The German and Japan pension plans are unfunded plans with benefits paid by the Company as needed.

The net periodic pension cost for the year ended December 31, 2013, includes a curtailment gain of $20.2 million. During the year ended December 31, 2013, the Company spun off an employee and retiree grouping of the Applied Biosystems, Inc. Retiree Welfare Plan and no longer offered retiree medical coverage to these participants. The Company accounted for the termination of benefits to both active and retired employees a plan curtailment and recorded the corresponding gain in the current period in accordance with ASC Topic 715, Compensation – Retirement Benefits. The Applied Biosystems, Inc. Retiree Welfare Plan still retained certain retirees who will continue to receive benefits under the provisions of the plan. The net periodic benefit cost for the year ended December 31, 2012, includes a settlement gain of $5.4 million due to Applied Biosystems, Inc. Retiree Welfare Plan no longer offering retiree life insurance coverage except for participants who retired prior to September 1, 1985, and eligible disabled participants.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

8. Employee Benefit Plans (continued)

	Domestic Pension Plans		Foreign Pension Plans		Postretirement Plans
	2013	2012	2013	2012	2013	2012
	(In Thousands)

Employer contributions	$2,265	$2,264	$2,626	$3,995	$1,752	$2,908
Plan participants’ contributions	–	–	212	199	3,871	3,116
Benefits and administrative expenses paid	(51,303)	(51,052)	(2,501)	(1,876)	(5,783)	(7,532)
Amounts recognized in the consolidated balance sheets consist of:
Other long-term assets	–	–	2,626	804	4,826	3,201
Current liabilities	(2,319)	(2,297)	(863)	(1,221)	(2,191)	(2,523)
Noncurrent liabilities	(92,734)	(157,105)	(41,313)	(33,199)	(7,924)	(15,580)
Accumulated other comprehensive loss (income)	90,583	153,708	27,708	21,879	150	(12,527)
Net amount recognized	(4,470)	(5,694)	(11,842)	(11,737)	(5,139)	(27,429)
Accumulated benefit obligation	$803,841	$836,647	$127,521	$115,722	$13,526	$21,960

The projected benefit obligations, accumulated benefit obligations, and fair values of plan assets for the pension and postretirement plans with accumulated benefit obligations in excess of plan assets at December 31 were as follows:

	Domestic Pension Plans		Foreign Pension Plans		Postretirement Plans
	2013	2012	2013	2012	2013	2012
	(In Thousands)

Projected benefit obligation	$803,841	$836,647	$72,670	$33,003	$10,116	$18,104
Accumulated benefit obligation	803,841	836,647	62,699	28,209	10,116	18,104
Fair value of plan assets	708,788	677,245	30,627	–	–	–

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

8. Employee Benefit Plans (continued)

Other changes in plan assets and benefit obligations recognized in other comprehensive income for the period ended December 31, 2013, amounts recognized in accumulated other comprehensive income at December 31, 2013, and the amounts in accumulated other comprehensive income expected to be amortized into fiscal year 2014 net periodic benefit expense are as follows:

	Domestic Pension Plans	Foreign Pension Plans	Postretirement Plans
	(In Thousands)

Actuarial (gain) loss	$(57,844)	$5,768	$(2,430)
Prior service cost	–	–	(5,373)
Amortization or settlement recognition of net loss	(5,223)	(810)	(600)
Amortization of prior service credit (cost)	(58)	–	21,080
Effect of exchange rates	–	871	–
Total recognized in other comprehensive (income) loss	(63,125)	5,829	12,677
Total recognized in net periodic pension expense (income)	1,042	4,939	(20,538)
Total recognized in net periodic and other comprehensive loss (income)	$62,083	$10,768	$(7,861)

Net actuarial loss	$89,596	$27,708	$5,062
Net prior service cost (credit)	987	–	(4,912)
Accumulated other comprehensive income	$90,583	$27,708	$150

Net actuarial loss	$2,358	$1,030	$336
Net prior service cost (credit)	58	–	(498)
Amounts in accumulated other comprehensive income expected to be amortized into fiscal year 2014 net periodic benefit expense (credit)	$2,416	$1,030	$(162)

The assumptions used in accounting for the pension and postretirement plans for the years ended December 31, 2013 and 2012, are as follows:

	Domestic Pension Plans		Foreign Pension Plans		Postretirement Plans
	2013	2012	2013	2012	2013	2012
Weighted-average discount rate to determine obligation	4.70%	3.80%	3.86%	4.08%	3.85%	2.85%
Discount rate to determine net benefit cost	3.80	4.60	4.08	4.46	2.85	4.15
Expected return on plan assets	3.80–7.50	4.60–7.50	3.82	4.30	7.50	7.50
Rate of compensation increase	–	–	3.88	3.81	–	–

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

8. Employee Benefit Plans (continued)

The Company uses an actuarial measurement date of January 1 of the current year to determine net periodic pension cost and an actuarial measurement date as of December 31 of the current year to determine pension and postretirement obligations. The discount rate is the estimated rate at which the obligation for pension benefits could effectively be settled using a yield curve commensurate with the underlying cash flows of the plan. The expected return on plan assets reflects the average rate of earnings that the Company estimates to generate on the assets of the plans using historical and forward-looking expected returns. The Company also considers actual asset returns and general market conditions when estimating the expected return on plan assets. In the event current market conditions and actual returns materially differ from historical assumptions, the Company will adjust its expected return accordingly. The rate of compensation increase reflects the Company’s best estimate of the future compensation levels of the individual employees covered by the plans for those plans that are still active.

Our asset investment goal is to achieve a long-term targeted rate of return consistent with the ongoing nature of the plan’s liabilities along with maintaining the desirable level of funded status. The plan’s assets are invested so that the total portfolio risk exposure and risk-adjusted returns meet the plan’s long-term total return goal. Plan assets are invested using active and passive investment strategies and diversification that employ multiple investment funds. Funds cover a diverse range of investment styles and approaches and are combined in a way to achieve a target allocation across capitalization and style biases (equities) and interest rate expectations (fixed income) and to minimize the concentrations of risk arising within or across categories of plan assets. The Company’s management monitors performance against benchmark indices. The plan’s investment policy prohibits the use of derivatives for speculative purposes. The assets of the plan are periodically rebalanced to remain within the desired target allocations. The expected rate of return on assets is determined based on the historical results of the portfolio, the expected investment mix of the plans’ assets, and estimates of future long-term investment returns and takes into consideration external actuarial and investment advisor advice. The weighted average target asset allocations for domestic pension plans and postretirement plans are 60% for equity and 40% for fixed income for the year ended December 31, 2013. Based on the level of our contributions to the Applied Biosystems domestic pension plan, Life Technologies Pension Plan, and Dexter PRMB Plan during previous and current fiscal years, we do not expect to have to fund these pension plans in fiscal year 2014 in order to meet minimum statutory funding requirements. The Company’s funding approach for its funded pension plans is based on the amount needed to meet the minimum funding standards according to the Employee Retirement Income Security Act (ERISA). The Company may also make additional contributions from time to time consistent with the Company’s cash flow and business conditions as well as to maintain a level of funding in excess of statutory requirements as determined by management. Decisions on discretionary funding will be made depending on prevailing rates and actuarial estimates at the time of funding. Plan benefits for nonqualified plans are paid as they become due.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

8. Employee Benefit Plans (continued)

The fair value by asset category for the Company’s funded pension plans and postretirement plans at December 31, 2013, are as follows:

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)(1)	Significant Unobservable Inputs (Level 3)(2)
	(In Thousands)
Domestic Pension Plans
Cash	$5,072	$5,072	$–	$–
Equity securities:
Domestic collective trusts(3)	129,902	–	129,902	–
International collective trusts(4)	289,148	–	289,148	–
Total equity securities	419,050	–	419,050	–

Fixed income securities:
Domestic collective trusts(5)	284,666	–	284,666	–
Total	$708,788	$5,072	$703,716	$–

Foreign Pension Plans
Cash	$426	$426	$–	$–
Fixed income securities(6)	44,583	39,183	–	5,400
Equity securities(6)	22,160	22,160	–	–
Insurance contracts(2)	30,962	–	–	30,962
Total	$98,131	$61,769	$–	$36,362

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

8. Employee Benefit Plans (continued)

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)(1)	Significant Unobservable Inputs (Level 3)(2)
	(In Thousands)
Postretirement Plans
Cash	$103	$103	$–	$–
Equity securities:
Domestic collective trusts(3)	3,476	–	3,476	–
International collective trusts(4)	1,581	–	1,581	–
Total equity securities	5,057	–	5,057	–

Fixed income securities:
Domestic collective trusts(5)	3,077	–	3,077	–
Total	$8,237	$103	$8,134	$–

(1)All investments measured with significant observable inputs under the category Level 2 are the collective funds, which are quoted by net assets value, or NAV. The majority of these shares are ERISA-based commingled trusts, which are only offered to ERISA plans and are privately placed. Although the shares are actively traded and quoted by the market, due to the restriction on the trading and the possible liquidation risk, the Company placed these funds under Level 2. At December 31, 2013, NAV approximated the fair value of the funds.
(2)Investments included in this category are the insurance contracts held by our foreign subsidiaries. The valuation of the insurance contracts is determined by either the cash surrender value, adjusted by the income earned or expense incurred based on the specified terms by the plan agreement, which approximate the fair value or the current value of the future benefit amount is determined using a discounted cash flow approach, which approximates fair value. Investments measured with significant unobservable inputs are categorized as Level 3.
(3)This category is comprised of 76% large-cap domestic commingled trusts, 21% small- to mid-cap domestic commingled trusts and 3% others.
(4)This category is comprised of 55% global low volatility equity, 38% international core equity commingled trusts, and 7% emerging markets equity.
(5)This category is comprised of 34% domestic core opportunistic commingled trusts, 24% corporate investment portfolio fund, 16% domestic passive commingled trust, 14% domestic long duration portfolio funds, and 9% domestic investment, grade commingled trust. The remaining 3% relates to other domestic collective trusts.
(6) 92% of this category is invested in publicly traded international funds and hedge fund strategy funds. The remaining 8% is invested in a liquid alternative strategies fund.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

8. Employee Benefit Plans (continued)

The Company’s foreign pension plans assets classified in the Level 3 category are primarily comprised of third-party insurance investments. The investments are invested by the third party with guaranteed minimum returns. The Company values these contracts based on the net asset value underlying the contract. In the event the returns are less than the guaranteed return, the Company reviews the third-party solvency as part of the valuation of the investment. For those assets measured with significant Level 3 inputs, the following table summarizes the activity for the year ended December 31, 2013, by asset category for the Company’s funded pension plans:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Description	Insurance Contracts	Total
	(In Thousands)
Funded Foreign Plans
Beginning balance at January 1, 2013	$28,553	$28,553
Actual return on plan assets for assets still held at December 31, 2013	908	908
Purchases, sales, and settlements	5,662	5,662
Foreign currency translation adjustments	1,239	1,239
Ending balance at December 31, 2013	$36,362	$36,362

Assumed health care cost trend rates have a significant effect on the amounts reported for postretirement plans. A one-percentage point change in weighted-average assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
	(In Thousands)

Effect on interest cost plus service cost	$27	$(25)
Effect on postretirement benefit obligation	813	(727)

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

8. Employee Benefit Plans (continued)

The weighted-average assumed health care cost trend rates on the postretirement plans at December 31, 2013, are as follows:

	Medical	Dental

Health care cost trend rate assumed for next year	9.00%	5.00%
Rate to which the cost trend rate is assumed to decline	4.50%	5.00%
Year that the rate reaches the ultimate trend rate	2032	–

Our estimated future employer contributions and gross expected benefit payments at December 31, 2013, are as follows:

	Domestic Pension Plans	Foreign Pension Plans	Postretirement Plans
	(In Thousands)

Employer contributions 2014	$2,320	$2,642	$2,442

Expected benefit payments:
2014	$54,085	$1,916	$2,442
2015	53,781	2,951	1,453
2016	53,714	2,571	1,370
2017	53,938	2,819	1,284
2018	54,203	4,040	1,189
2019 and thereafter	269,281	27,263	4,343

9. Employee Stock Plans

Effective April 24, 2013, the Company adopted the Life Technologies Corporation 2013 Equity Incentive Plan (the 2013 Plan), effectively replacing the Life Technologies Corporation 2009 Equity Incentive Plan. Under the 2013 Plan, the Company has the ability to grant stock options, stock appreciation rights, restricted stock units, restricted stock awards, performance awards, and deferred stock awards with 13.0 million shares of the Company’s common stock reserved for the granting of new awards. Stock option awards are granted to eligible employees and directors at an exercise price equal to the fair market value of such stock on the date of grant, generally vest over four years, and are exercisable in whole or in installments and expire ten years from the date of grant. Restricted stock awards, which are granted in connection with the Life Technologies Corporation Deferred Compensation Plan (the Deferred Compensation Plan), restricted stock units, and performance-based restricted stock units are granted to eligible employees and directors and represent rights to receive shares of common stock at a future date, generally vesting over three or four years. An exercise price and monetary payment are not required for receipt or issuance of these awards; instead, consideration is furnished in the form of the participant’s services to the Company. The compensation cost for these awards is valued based on the estimated fair value of such award on the date of grant.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

9. Employee Stock Plans (continued)

Under the Company’s qualified employee stock purchase plan (the 2010 ESPP Plan), all eligible employees of the Company may elect to withhold up to 15% of their compensation to purchase shares of the Company’s stock on a quarterly basis at a discounted price equal to 85% of the lower of the employee’s offering price or the closing price of the stock on the date of purchase. Effective immediately after the October 31, 2012, purchase, the Company suspended the 2010 ESPP Plan to all employees. No shares will be purchased under the 2010 ESPP Plan unless and until reinstated by the Company.

The Company uses the Black-Scholes option-pricing model to value share-based employee stock option and purchase right awards. The Company uses Monte Carlo simulations (Monte Carlo model), the Company’s selected binomial model, to value performance-based restricted stock units. The determination of fair value of stock-based payment awards using the Black-Scholes model and the Monte Carlo model requires the use of certain estimates and assumptions that affect the reported amount of share-based compensation cost recognized in the consolidated statements of operations and comprehensive income. Among these estimates that affect share-based compensation cost recognized are the expected term of awards, estimated forfeitures, expected volatility of the Company’s stock price, expected dividends, the risk-free interest rate, and correlation coefficients for performance-based conditions.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

9. Employee Stock Plans (continued)

The expected term of share-based awards represents the weighted-average period the awards are expected to remain outstanding and is an input in the Black-Scholes model. In determining the expected term of options, the Company considered various factors, including the vesting period of options granted, employees’ historical exercise and post-vesting employment termination behavior, expected volatility of the Company’s stock, and aggregation by homogeneous employee groups. The Company used a combination of the historical volatility of its stock price and the implied volatility of market-traded options of the Company’s stock with terms of up to approximately two years to estimate the expected volatility assumption input to the Black-Scholes model in accordance with ASC Topic 718, Compensation – Equity Compensation and the SEC’s Staff Accounting Bulletin No. 107 (SAB 107). The Company’s decision to use a combination of historical and implied volatility was based upon the availability of actively traded options of its stock and its assessment that such a combination was more representative of future expected stock price trends. The expected dividend yield assumption is based on the Company’s expectation of future dividend payouts. The Company has never declared or paid any cash dividends on its common stock and does not currently anticipate paying such cash dividends. The risk-free interest rate is based upon United States Treasury securities with remaining terms similar to the expected term of the share-based awards.

Stock Options and Purchase Rights

The Company did not grant any employee stock options or purchase rights during the year ended December 31, 2013. The underlying assumptions used to value employee stock options and purchase rights granted during the year ended December 31, 2012, were as follows:

	Year Ended December 31, 2012
	Options	Purchase Rights

Weighted-average risk-free interest rate	0.9%	0.1%
Expected term of share-based awards	4.4 years	0.4 years
Expected stock price volatility	34.0%	34.0%
Expected dividend yield	–%	–%
Weighted-average fair value of share-based awards granted	$14.14	$10.85

ASC Topic 718, Compensation – Equity Compensation requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow. Excess tax benefits of $23.5 million and $15.9 million were reported as net financing cash flows for the years ended December 31, 2013 and 2012, respectively.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

9. Employee Stock Plans (continued)

The Company is required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods on a cumulative basis in the period the estimated forfeiture rate changes. The Company considered its historical experience of pre-vesting option forfeitures as the basis to arrive at its estimated pre-vesting option forfeiture rate of 7.1% per year for the year ended December 31, 2013. All option awards, including those with graded vesting, were valued as a single award with a single average expected term and are amortized on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. At December 31, 2013, there was $6.5 million remaining in unrecognized compensation cost related to employee stock options, which is expected to be recognized over a weighted-average period of 0.7 years. No compensation cost was capitalized in inventory during the years ended December 31, 2013 and 2012, as the amounts involved were not material.

Total share-based compensation expense for employee stock options and purchase rights for the years ended December 31 is composed of the following:

	Year Ended December 31
	2013	2012
	(In Thousands)

Cost of revenues	$764	$2,136
Selling, general, and administrative	9,897	17,909
Research and development	721	2,174
Share-based compensation expense before taxes	11,382	22,219
Related income tax benefits	(4,175)	(7,553)
Share-based compensation expense, net of taxes	$7,207	$14,666

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

9. Employee Stock Plans (continued)

The total intrinsic value of options exercised was $69.1 million and $47.2 million during the years ended December 31, 2013 and 2012, respectively. Total cash received from the exercise of employee stock options was $98.2 million for the year ended December 31, 2013. The total fair value of shares vested during the current year was $9.6 million. A summary of employee stock option activity for the year ended December 31, 2013, is presented below:

	Options (in 000’s)	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value (in 000’s)

Outstanding at December 31, 2012	8,800	$38.67	5.1	$96,026
Granted	–	–
Exercised	(2,459)	38.01
Cancelled	(193)	45.72
Outstanding at December 31, 2013	6,148	$38.71	4.4	$227,578

Vested and exercisable at December 31, 2013	5,184	$36.63	3.8	$202,626

Restricted Stock Units

Restricted stock units represent a right to receive shares of common stock at a future date determined in accordance with the participant’s award agreement. An exercise price and monetary payment are not required for receipt of restricted stock units or the shares issued in settlement of the award. Instead, consideration is furnished in the form of the participant’s services to the Company. Restricted stock units have either graded vesting terms of four years or cliff vesting terms that generally vest over three years. Compensation cost for these awards is based on the estimated fair value on the date of grant and recognized as compensation expense on a straight-line basis over the requisite service period. During 2013, the Company estimated pre-vesting forfeitures and applied an annual pre-vesting forfeiture rate of 7.0% and 8.0% for restricted stock units with graded vesting terms and cliff vesting terms, respectively. Performance-based restricted stock units have three-year cliff vesting terms whereby vesting is based on the completion of the requisite service and the ultimate issuance amount is determined by the Company’s total shareholder return over the same three-year period. Share payout levels range from zero to 200% for each granted unit relative to total shareholder return. At December 31, 2013, there was $106.5 million remaining in unrecognized compensation cost related to these awards, which is expected to be recognized over a weighted-average period of 2.4 years.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

9. Employee Stock Plans (continued)

Total share-based compensation expense for restricted stock units for the years ended December 31 is composed of the following:

	Year Ended December 31
	2013	2012
	(In Thousands)

Cost of revenues	$4,662	$5,382
Selling, general and administrative	51,621	50,418
Research and development	4,439	5,638
Share-based compensation expense before taxes	60,722	61,438
Related income tax benefits	(17,901)	(18,234)
Share-based compensation expense, net of taxes	$42,821	$43,204

The weighted-average grant date fair value of restricted stock units granted during the year ended December 31, 2013, was $68.04. The grants during the year ended December 31, 2013, include performance-based restricted stock units. A summary of restricted stock unit activity for the year ended December 31, 2013, is presented below:

	Restricted Stock Units (in 000’s)	Weighted- Average Remaining Contractual Term in Years	Aggregate Intrinsic Value (in 000’s)

Outstanding at December 31, 2012	3,960	2.6	$194,109
Granted	1,320
Exercised	(1,927)
Cancelled	(311)
Outstanding at December 31, 2013	3,042	2.4	$230,584

Vested at December 31, 2013	243		$18,418

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

9. Employee Stock Plans (continued)

Deferred Stock Awards and Restricted Stock Awards

Deferred stock awards are fully vested and expensed when issued, but shares are placed in a deferral account under the Life Technologies Corporation Deferred Compensation Plan (the Deferred Compensation Plan), at an eligible employee’s or director’s discretion, until distributed to the employee or director at a future date. The Deferred Compensation Plan allows eligible directors and employees to defer, on a pretax basis, a portion or all of their compensation, bonuses, or director’s fees in the form of cash or deferred stock awards. The Deferred Compensation Plan provides matching contributions by the Company to the participants, based on the Deferred Compensation Plan Agreement, in the form of restricted stock awards. During the years ended December 31, 2013 and 2012, the Company granted restricted stock awards with a total deferred compensation value of $0.8 million and $0.6 million, respectively, which will be recognized over the requisite service period of three years with an applicable forfeiture rate. The restricted stock awards issued but unvested are held in a deferral account, and are subject to a three year cliff vesting. Refer to Note 10, “Fair Value of Financial Instruments” for further information on the fair market valuation of the Deferred Compensation Plan assets.

10. Fair Value of Financial Instruments

Cash and Cash Equivalents and Marketable Securities

The carrying amounts of financial instruments such as cash equivalents, foreign cash accounts, accounts receivable, prepaid expenses, other current assets, accounts payable, accrued expenses, and other current liabilities approximate the related fair values due to the short-term maturities of these instruments. The Company may invest its excess cash into financial instruments that are readily convertible into cash, such as marketable securities, money market funds, corporate notes, government securities, highly liquid debt instruments, time deposits, and certificates of deposit with original maturities of three months or less at the date of purchase. The Company considers all highly liquid investments with maturities of three months or less from the date of purchase to be cash equivalents. The Company has established guidelines to maintain safety and liquidity for our financial instruments, and the cost of securities sold is based on the specific identification method.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

10. Fair Value of Financial Instruments (continued)

Investments consisted of the following:

	December 31
	2013	2012
	(In Thousands)
Short-term:
Bank time deposits	$20,850	$5,726
Total short-term investments	20,850	5,726

Long-term:
Equity securities	30,492	26,677
Total long-term investments	30,492	26,677
Total investments	$51,342	$32,403

ASC Topic 820, Fair Value Measurements and Disclosures has redefined fair value and required the Company to establish a framework for measuring fair value and expand disclosures about fair value measurements. The framework requires the valuation of assets and liabilities subject to fair value measurements using a three-tiered approach and fair value measurement be classified and disclosed in one of the following three categories:

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 – Quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 – Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

10. Fair Value of Financial Instruments (continued)

The following table represents the financial instruments measured at fair value on a recurring basis on the financial statements of the Company subject to ASC Topic 820, Fair Value Measurements and Disclosures and the valuation approach applied to each class of financial instruments:

	Fair Value Measurements at Reporting Date Using
Description	Balance at December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In Thousands)

Bank time deposits	$20,850	$20,850	$–	$–
Money market funds	207,191	207,191	–	–
Commercial paper	40,000	40,000	–	–
Deferred compensation plan assets – mutual funds	27,658	27,658	–	–
Assets-derivative forward exchange contracts	7,720	–	7,720	–
Total assets	$303,419	$295,699	$7,720	$–

Liabilities-derivative forward exchange contracts	$5,909	$–	$5,909	$–
Contingent consideration	29,201	–	–	29,201
Total liabilities	$35,110	$–	$5,909	$29,201

At December 31, 2013, the carrying value of the financial instruments measured and classified within Level 1 was based on quoted prices and marked to market.

The Company manages the Life Technologies Corporation Deferred Compensation Plan (the Deferred Compensation Plan) that allows eligible directors and employees to defer, on a pretax basis, a portion or all of their compensation, bonuses, or director’s fees. As of December 31, 2013, the Company held $27.7 million in deferred compensation plan assets in other assets in its consolidated balance sheet that were invested in mutual funds. The fair market value of the assets held in the Deferred Compensation Plan was based on unadjusted quoted prices in active markets. The Company carries a corresponding deferred compensation liability of $27.7 million as of December 31, 2013, and is included in other long-term obligations in its consolidated balance sheet.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

10. Fair Value of Financial Instruments (continued)

Exchange-traded derivatives are valued using quoted market prices, when available, and classified within Level 1 of the fair value hierarchy. Level 2 derivatives include foreign currency forward contracts for which fair value is determined by using observable market spot rates and forward points adjusted by risk-adjusted discount rates. The risk-adjusted discount rate is derived by United States dollar zero coupon yield bonds for the corresponding duration of the maturity of derivatives, then adjusted with a counter-party default risk for the value of our derivative assets or our credit risk for the value of our derivative liabilities. Credit risk is derived by observable credit default swaps (CDS) spreads. Because CDS spreads information is not available for our Company, our credit risk is determined by analyzing CDS spreads of similar size public entities in the same industry with similar credit ratings. The value of our derivatives discounted by risk-adjusted discount rates represents the present value of amounts estimated to be received for the assets or paid to transfer the liabilities at the measurement date from a marketplace participant in settlement of these instruments.

Level 3 Fair Value Measurements

Contingent consideration arrangements obligate the Company to pay former owners of an acquired entity if specified future events occur or conditions are met such as the achievement of certain technological milestones or operational milestones. The Company measures such liabilities using Level 3 unobservable inputs, applying the income approach, such as the discounted cash flow technique, or the probability-weighted scenario method. The Company used various key assumptions, such as the probability of achievement on the agreed milestones arrangement and the discount rate, to represent the nonperforming risk factors and time value when applying the income approach. The Company continuously monitors the fair value of the contingent considerations, with subsequent revisions reflected in the consolidated statement of operations in the line items commensurate with the underlying nature of milestone arrangements. For a further discussion on contingent consideration accounting, refer to Note 5, “Commitments and Contingencies.”

At December 31, 2013, the Company’s Level 3 liabilities, or a potential exposure to the existing contingent consideration agreements, individually or collectively, are not considered material and reasonable changes in the unobservable inputs would not be expected to have a significant impact on the Company’s consolidated financial statements.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

10. Fair Value of Financial Instruments (continued)

For financial instrument liabilities with significant Level 3 inputs, the following table summarizes the activity for the year ended December 31, 2013.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Contingent Consideration	Total
	(In Thousands)

Beginning balance at January 1, 2013	$44,323	$44,323
Transfers into Level 3 from business combinations	3,192	3,192
Settlements	(8,801)	(8,801)
Total unrealized loss gain included in earnings	(9,703)	(9,703)
Foreign currency translation adjustments	190	190
Ending balance at December 31, 2013	$29,201	$29,201

Total amount of unrealized losses for the period included in other comprehensive loss attributable
to the change in fair market value of related liabilities still held at the reporting date	$–	$–

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Nonfinancial assets and liabilities are recognized at fair value subsequent to initial recognition when they are deemed to be other than temporarily impaired. There were no material nonfinancial assets and liabilities deemed to be other than temporarily impaired and measured at fair value on a nonrecurring basis for the year ended December 31, 2013, other than that of a property sold, which resulted in a $28.3 million loss recognized in business consolidation costs. The Company evaluates its investments in equity and debt securities that are accounted for using the equity method or cost method to determine whether an other-than-temporary impairment or a credit loss exists at period-end. At December 31, 2013, the Company held an aggregate $30.5 million of long-term investments in equity securities that are accounted for under the cost

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

10. Fair Value of Financial Instruments (continued)

and equity method. The Company assesses these investments for impairment each quarter, but does not calculate a fair value. Due to the nature of these investments, mainly non-public and early stage companies, the Company believes calculating a fair value not to be practicable. In the event the Company identified an indicator of impairment, the assessment of fair value would be based on all available factors and may include valuation methodologies using Level 3 unobservable inputs, which include discounted cash flows, estimates of sales proceeds, net investment values, and appraisals, as appropriate. At December 31, 2013, the Company determined that no event or change in circumstances had occurred that had a significant adverse effect on the fair value of the cost method investments during 2013, and accordingly, no material impairment charges were recorded during the year.

Foreign Currency and Derivative Financial Instruments

The Company translates the financial statements of its foreign subsidiaries using end-of-period exchange rates for assets and liabilities and average exchange rates during each reporting period for results of operations. Net gains or losses resulting from the translation of foreign financial statements and the effect of exchange rate changes on intercompany receivables and payables of a long-term investment nature are recorded as a separate component of stockholders’ equity. These adjustments will affect net income only upon sale or liquidation of the underlying investment in a foreign subsidiary. The cumulative translation adjustments included in accumulated other comprehensive income were a net cumulative gain of $115.7 million and $162.3 million at December 31, 2013 and 2012, respectively.

Some of the Company’s reporting entities conduct a portion of their business in currencies other than the entity’s functional currency. These transactions give rise to receivables and payables that are denominated in currencies other than the entity’s functional currency. The value of these receivables and payables is subject to changes in currency exchange rates from the point at which the transactions are originated until the settlement in cash. Both realized and unrealized gains and losses in the value of these receivables and payables are included in the determination of net income. Net currency exchange losses recognized on business transactions, net of hedging transactions, were $7.0 million and $2.5 million for the years ended December 31, 2013 and 2012, respectively, and are included in other income (expense) in the consolidated statements of operations.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

10. Fair Value of Financial Instruments (continued)

To manage the foreign currency exposure risk, the Company uses derivatives for activities in entities that have receivables and payables denominated in a currency other than the entity’s functional currency. Realized and unrealized gains or losses on the value of financial contracts entered into to hedge the exchange rate exposure of these receivables and payables are also included in the determination of net income as they have not been designated for hedge accounting under ASC Topic 815, Derivatives and Hedging. These contracts, which settle in January 2014 through March 2014, effectively fix the exchange rate at which these specific receivables and payables will be settled in, so that gains or losses on the forward contracts offset the gains or losses from changes in the value of the underlying receivables and payables. At December 31, 2013, the Company had a notional principal amount of $1,037.9 million in foreign currency forward contracts outstanding to hedge currency risk relative to our foreign receivables and payables.

The Company will continuously monitor the impact of foreign currency risk upon the consolidated financial results as part of the Company’s risk management program and at management’s discretion may enter into derivative transactions.

The following table summarizes the fair values of derivative instruments at December 31, 2013 and 2012:

	Asset Derivatives Fair Values			Liability Derivatives Fair Values
	Balance Sheet	December 31		Balance Sheet	December 31
	Location	2013	2012	Location	2013	2012
	(In Thousands)			(In Thousands)
Derivatives instruments not designated as cash flow hedges:
Forward exchange contracts	Other current assets	$7,720	$1,597	Other current liabilities	$5,909	$9,436
Total derivatives		$7,720	$1,597		$5,909	$9,436

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

10. Fair Value of Financial Instruments (continued)

The following table summarizes the effect of derivative instruments on the consolidated statements of operations for the years ended December 31, 2013 and 2012:

	Year Ended December 31, 2013			Year Ended December 31, 2012
	Amount of (Gain)/Loss Recognized in OCI	Location of Gain/(Loss) Reclassified From AOCI Into Income	Amount of Gain/(Loss) Reclassified From AOCI Into Income	Amount of (Gain)/Loss Recognized in OCI	Location of Gain/(Loss) Reclassified From AOCI Into Income	Amount of Gain/(Loss) Reclassified From AOCI Into Income
	Effective Portion			Effective Portion
Derivatives instruments designated and qualified as cash flow hedges:
Foreign exchange contracts	$–	Revenue	$–	$–	Revenue	$–
Forward starting interest rate swap contracts	–	Interest Expense	583	–	Interest Expense	583
Total derivatives	$–		$583	$–		$583

	Year Ended December 31, 2013		Year Ended December 31, 2012
	Location of (Gain)/Loss Recognized in Income	Amount of (Gain)/Loss Recognized in Income	Location of (Gain)/Loss Recognized in Income	Amount of (Gain)/Loss Recognized in Income
	(In Thousands)		(In Thousands)
Derivatives instruments not designated as cash flow hedges:
Forward exchange contracts	Other (income) expense	$8,774	Other (income) expense	$10,717
Total derivatives		$8,774		$10,717

Concentration of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk are cash and cash equivalents, investments, and accounts receivable. We attempt to minimize the risks related to cash and cash equivalents and investments by using highly rated financial institutions that invest in a broad and diverse range of financial instruments. We have established guidelines relative to credit ratings and maturities intended to maintain safety and liquidity. Concentration of credit risk with respect to accounts receivable is limited due to our large and diverse customer base, which is dispersed over different geographic areas. Allowances are maintained for potential credit losses and such losses have historically been within our expectations. The Company does sell to various institutions in southern Europe, particularly Spain and Italy, which are either partially or directly funded by government institutions. Given the current fiscal environment, the Company is continuously monitoring the credit and economic conditions of our customer base. In certain cases in this region, there have been customers for which days outstanding has increased while payment is pursued. The Company believes its current reserves are appropriate given the current economic condition of its customers. If continued deterioration was to occur in these markets, we may not be able to collect on receivables, and our write-offs of uncollectible accounts may increase. The Company’s current exposure in this region is immaterial to the Company’s overall financial position.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

10. Fair Value of Financial Instruments (continued)

Our investment portfolio is maintained in accordance with our investment policy that defines allowable investments, specifies credit quality standards, and limits the credit exposure of any single issuer. We continue to monitor the global economic environment, including that of the Eurozone. We do not believe the current economic uncertainties in several European markets, including Greece, Spain, Italy, and Portugal, will have a material adverse effect on our investment portfolio or future results of operations.

Our derivatives instruments have an element of risk in that the counterparties may be unable to meet the terms of the agreements. We attempt to minimize this risk by limiting the counterparties to a diverse group of highly rated domestic and international financial institutions. In the event of nonperformance by these counterparties, the asset position carrying values of financial instruments represent the maximum amount of loss we could incur as of December 31, 2013. However, we do not expect to record any losses as a result of counterparty default in the foreseeable future. We do not require and are not required to pledge collateral for these financial instruments. The Company does not use derivative financial instruments for speculation or trading purposes or for activities other than risk management and we are not a party to leveraged derivatives. In addition, we do not carry any master netting arrangements to mitigate the credit risk. The Company continually evaluates the costs and benefits of its hedging program.

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

10. Fair Value of Financial Instruments (continued)

Debt Obligations

The Company has certain financial instruments in which the carrying value does not equal the fair value. The estimated fair value of the senior notes and the convertible senior was determined by using observable market information (Level 1 inputs). The fair value and carrying amounts of the Company’s debt obligations were as follows:

	Fair Value		Carrying Amounts
	December 31		December 31
	2013	2012	2013	2012
	(In Thousands)		(In Thousands)

3.375% Senior Notes (principal due 2013)	$–	$251,320	$–	$249,993
4.400% Senior Notes (principal due 2015)	520,000	533,965	499,579	499,235
3.500% Senior Notes (principal due 2016)	417,888	421,864	399,724	399,598
6.000% Senior Notes (principal due 2020)	862,928	895,590	748,951	748,815
5.000% Senior Notes (principal due 2021)	436,192	454,912	398,662	398,508

For details on the carrying amounts of the long-term debt obligations, refer to Note 4, “Long-Term Debt.”

11. Supplemental Cash Flow Information

Supplemental disclosure of cash flow information for the years ended December 31, 2013 and 2012, is as follows:

	2013	2012
	(In Thousands)

Cash paid for interest	$108,701	$115,825
Cash paid for income taxes	$168,537	$267,695

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

12. Subsequent Events

The Company has evaluated subsequent events through April 15, 2014, which is the date the consolidated financial statements were available to be issued.

On February 3, 2014, pursuant to the Agreement and Plan of Merger, dated as of April 14, 2013 (the Merger Agreement), by and among Life Technologies Corporation, Thermo Fisher Scientific Inc. (Thermo Fisher), and Polpis Merger Sub Co., an indirect wholly owned subsidiary of Thermo Fisher (Merger Sub), Merger Sub merged with and into Life Technologies (the Merger), with Life Technologies surviving the Merger as an indirect wholly owned subsidiary of Thermo Fisher. Pursuant to the Merger Agreement, each share of Life Technologies common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger (other than shares owned by (i) Thermo Fisher, Life Technologies, or any of their respective wholly owned subsidiaries or (ii) stockholders who have properly exercised and perfected appraisal rights under Delaware law) was converted into the right to receive $76.1311786 in cash, without interest (the Merger Consideration).

As a result of the Merger, each vested and unvested outstanding stock option under Life Technologies’ equity plans was canceled in exchange for the right to receive an amount in cash, less any applicable withholding taxes, equal to the excess of the Merger Consideration over the exercise price for such stock option. Certain outstanding restricted stock unit awards under Life Technologies’ equity plans that were scheduled to vest prior to January 1, 2015, based solely on the continued service of the holder and certain restricted stock unit awards granted in 2013 that are nonqualified deferred compensation vested and were converted into the right to receive an amount in cash with respect to each such restricted stock unit award, less any applicable withholding taxes, equal to the Merger Consideration, payable in accordance with the terms of the applicable equity award agreement. Certain outstanding restricted stock unit awards under Life Technologies’ equity plans, including those that are scheduled to vest after January 1, 2015 based solely on the continued service of the holder, certain restricted stock unit awards granted other than in 2013 that are nonqualified deferred compensation, and certain restricted stock unit awards granted to newly hired employees and employees promoted based on job performance in the ordinary course of business consistent with past practice between the date of the Merger Agreement and the consummation of the Merger have been assumed by Thermo Fisher and converted into the right to receive an amount in cash with respect to each such restricted stock unit award, less any applicable withholding taxes, equal to the Merger Consideration, and will vest and become payable following the Merger in accordance with the terms of the applicable equity award agreement. Each

Life Technologies Corporation

Notes to Consolidated Financial Statements (continued)

12. Subsequent Events (continued)

outstanding restricted stock unit award under Life Technologies’ equity plans that is subject to performance-based vesting vested in full as of the Effective Time of the Merger at the performance level determined in accordance with the terms of the applicable equity award agreement and was canceled in exchange for the right to receive an amount in cash, less any applicable withholding taxes, equal to the Merger Consideration, payable in accordance with the terms of the applicable award agreement. Each outstanding cash-based performance unit vested and became payable (less any applicable withholding taxes) as of the Effective Time of the Merger at the performance level determined in accordance with the terms of the applicable award agreement, less any applicable withholding taxes. In addition, each stock unit credited to a participant’s account in Life Technologies’ deferred compensation plan vested and was converted into the right to receive an amount in cash, less any applicable withholding taxes, equal to the Merger Consideration, and all other amounts deferred will be distributed, in each case, in accordance with the terms of Life Technologies’ deferred compensation plan.